UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

PEGASYSTEMS INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Dear Stockholder:

We cordially invite you to attend our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) on Friday, June 10, 2016 at One Rogers Street, Cambridge, Massachusetts. The Annual Meeting will commence at 9:00 a.m., local time.

At the Annual Meeting you are being asked to elect the eight nominees named in this proxy statement to our Board of Directors, each for a term of one year; to vote on a non-binding advisory proposal on the compensation of our named executive officers; to approve the amended and restated Pegasystems Inc. 2004 Long-Term Incentive Plan; to approve the Restricted Stock Unit Sub-Plan of the Pegasystems Inc. 2004 Long-Term Incentive Plan for French Participants; and to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Please vote your shares by submitting your proxy in the manner described in the proxy statement so that your shares can be voted at the Annual Meeting in accordance with your instructions. Even if you plan to attend the Annual Meeting, we urge you to vote your shares prior to the meeting. You can revoke your proxy at any time before the Annual Meeting, or vote your shares personally if you attend the Annual Meeting.

We look forward to seeing you on June 10, 2016.

Sincerely,

Alan Trefler

Chairman and Chief Executive Officer

April 26, 2016

PEGASYSTEMS INC.

One Rogers Street

Cambridge, MA 02142

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 10, 2016

To our Stockholders:

The 2016 Annual Meeting of Stockholders of Pegasystems Inc. will be held at One Rogers Street, Cambridge, Massachusetts, on Friday, June 10, 2016 at 9:00 a.m., local time. At the meeting, stockholders will consider and vote on the following matters:

1.	To elect the eight nominees named in this proxy statement to our Board of Directors, each for a one-year term.

2.	To approve, by a non-binding advisory vote, the compensation of our named executive officers.

3.	To approve the amended and restated Pegasystems Inc. 2004 Long-Term Incentive Plan.

4.	To approve the Restricted Stock Unit Sub-Plan of the Pegasystems Inc. 2004 Long-Term Incentive Plan for French Participants.

5.	To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Stockholders of record at the close of business on April 7, 2016 are entitled to vote at the meeting. Whether you plan to attend the meeting or not, please vote your shares by submitting your proxy via the Internet or telephone or by completing, signing, dating, and returning a proxy card in the manner described in the proxy statement. For specific instructions on how to vote your shares, please refer to the “Information About the Annual Meeting and Voting” section of the attached proxy statement. Your prompt response is necessary to ensure your shares are represented at the meeting. You can change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described herein.

By Order of the Board of Directors,

Anne T. Warner

Vice President, General Counsel and Secretary

Cambridge, Massachusetts

April 26, 2016

PEGASYSTEMS INC.

One Rogers Street

Cambridge, MA 02142

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To be held on June 10, 2016

This proxy statement contains information about the 2016 Annual Meeting of Stockholders of Pegasystems Inc. (the “Annual Meeting”). The Annual Meeting will be held on Friday, June 10, 2016, beginning at 9:00 a.m., local time, at One Rogers Street, Cambridge, Massachusetts. Unless the context otherwise requires, references in this proxy statement to “Pegasystems,” “the Company,” “we,” “us,” or “our” refer to Pegasystems Inc.

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting and at any adjournment of that meeting. All proxies will be voted in accordance with the instructions they contain. If you do not specify your voting instructions on the proxy you submit for the meeting, it will be voted in accordance with the recommendation of the Board of Directors. You may change your vote and revoke your proxy at any time before it is exercised at the meeting by giving our Secretary written notice to that effect. We first provided access to our proxy materials over the Internet on or about April 26, 2016.

Pursuant to Rule 14a-16 under the Securities Exchange Act of 1934 (the “Exchange Act”), our Annual Report on Form 10-K for the year ended December 31, 2015 (“Annual Report”), as filed with the Securities and Exchange Commission, or SEC, is being made available to stockholders on our website, www.pega.com, and at the following URL: www.envisionreports.com/PEGA. You may obtain a copy of our Annual Report without charge upon written request to Pegasystems Inc., One Rogers Street, Cambridge, MA 02142-1209, Attention: Vice President, General Counsel and Secretary.

The Annual Report does not constitute any part of this proxy statement. Certain documents referenced in this proxy statement are available on our website at www.pega.com. Information contained on our website is not included as part of, nor incorporated by reference into, this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

of Stockholders to be held on June 10, 2016.

This proxy statement and our Annual Report are available for viewing, printing, and downloading at www.envisionreports.com/PEGA.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

1.	The election of the eight nominees named in this proxy statement to our Board of Directors, each for a one-year term;

2.	A non-binding advisory vote on the compensation of our named executive officers (also referred to as “Say on Pay”), as described in the “Compensation Discussion and Analysis” section and elsewhere in this proxy statement;

3.	Approval of the amended and restated Pegasystems Inc. 2004 Long-Term Incentive Plan (the “Plan”);

4.	Approval of the Restricted Stock Unit Sub-Plan of the Pegasystems Inc. 2004 Long-Term Incentive Plan for French Participants (the “French RSU Sub-Plan”); and

5.	Ratification of the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016.

The stockholders will also act on any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend that I vote on the Proposals?

The Board of Directors recommends that you vote:

•	FOR the election of each of the eight nominees named in this proxy statement to our Board of Directors, each to hold office for a term of one year (Proposal 1);

•	FOR the approval, by a non-binding advisory vote, of the compensation of our named executive officers (Proposal 2);

•	FOR the approval of the Plan (Proposal 3);

•	FOR the approval of the French RSU Sub-Plan (Proposal 4); and

•

FOR the ratification of the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016 (Proposal 5).

Who can vote?

To be able to vote, you must have been a Pegasystems stockholder of record at the close of business on April 7, 2016 (the “Record Date”). This date is the Record Date for the Annual Meeting. The number of outstanding shares of our common stock entitled to vote at the Annual Meeting is 76,365,874 shares of our common stock.

How many votes do I have?

Each share of our common stock that you owned on the Record Date entitles you to one vote on each matter that is before the stockholders at the Annual Meeting.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to vote. Also, please take a moment to read the instructions below.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to comply with the SEC rules that direct companies to distribute their proxy materials over the Internet, as we have done in past years. As a result, we have sent our stockholders and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of paper copies of this proxy statement, our proxy card, and our Annual Report. Detailed instructions on how to access these materials via the Internet may be found in the Notice. This proxy statement and our Annual Report are available for viewing, printing, and downloading at www.envisionreports.com/PEGA.

I prefer to read my proxy materials on paper. How do I get paper copies?

The Notice contains instructions on how to request paper copies by phone, email, or the Internet. You will be sent the materials by first class mail within three business days of your request, at no cost to you. If you receive your proxy materials by mail, you may vote your shares by completing, signing, and dating the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. Once you request paper copies, you will continue to receive the materials in paper form until you instruct us otherwise. Please note, however, that the online proxy materials will also be in a format suitable for printing on your own printer.

How can I vote?

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote via the Internet or by telephone or mail, or you may vote in person at the Annual Meeting. If your shares are held in “street name” by a bank or brokerage firm, please see the first sentence of the “Can I vote if my shares are held in ‘street name’?” section below for instructions regarding how to vote your shares.

Voting by Internet. You may submit your proxy via the Internet by following the instructions provided in the Notice and on the proxy card.

Voting by telephone. You may vote your proxy over the telephone by following the instructions provided in the Notice and on the proxy card.

Voting by mail. You may vote by printing, completing, signing, and dating the proxy card that accompanies this proxy statement and promptly mailing it in accordance with the instructions provided on the proxy card. The shares you own will be voted according to the instructions on the proxy card you submit. If you return the proxy card but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR the Director nominees, and FOR Proposals 2, 3, 4, and 5.

Voting in person at the Annual Meeting. If you attend the Annual Meeting, you may vote by delivering your completed proxy in person or by completing a ballot. Ballots will be available at the Annual Meeting.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice contains instructions on how to vote via the Internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Under the applicable rules of the Nasdaq Stock Market, or Nasdaq, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 5) is considered to be a “discretionary” item under Nasdaq rules, and your bank or brokerage firm will be able to vote on this item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of Directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), the approval of the Plan (Proposal 3), and the approval of the French RSU Sub-Plan (Proposal 4) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote with respect to these proposals, and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in “street name,” you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the Record Date in order to be admitted to the Annual Meeting on June 10, 2016. To be able to vote your shares held in “street name” in person at the Annual Meeting, you will need to obtain a proxy card from the holder of record.

Can I change my vote after I have submitted my proxy?

Yes. You can change your vote and revoke your proxy at any time before the polls close for the Annual Meeting at 1:00 a.m., Central Time, on June 10, 2016, by doing any one of the following things:

•	signing another proxy with a later date;

•	giving our Secretary a written notice before or at the Annual Meeting that you want to revoke your proxy; or

•	voting in person at the Annual Meeting.

Your attendance at the Annual Meeting alone (without also voting) will not revoke your proxy.

What constitutes a quorum?

In order for business to be conducted at the Annual Meeting with respect to a particular matter, a quorum must be present in person or represented by valid proxies for that particular matter. For each of the proposals described in this proxy statement, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on April 7, 2016, the Record Date, or at least 38,182,938 shares of our common stock.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. A share once represented for any purpose at the Annual Meeting is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of the meeting unless (1) the stockholder attends solely to object to lack of notice, defective notice, or the conduct of the meeting on other grounds and does not vote the shares or otherwise consent that they are to be deemed present, or (2) in the case of an adjournment, a new Record Date is set for that adjourned meeting.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of Directors. Under our Amended and Restated Bylaws, with respect to each of the eight nominees for Director, the number of votes cast at the Annual Meeting in favor of such nominee must represent a majority of the votes entitled to be cast in an election of Directors by all issued and outstanding shares of common stock on the Record Date. This means that if any nominee is one of the eight nominees receiving the highest number of votes cast at the Annual Meeting, but the number of votes cast for such nominee does not represent a majority of the votes entitled to be cast in an election of Directors by all issued and outstanding shares, such nominee will not be elected as a Director. If your shares are held in “street name” and you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to the election of Directors.

Advisory Vote on Executive Compensation. Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers. Under our Amended and Restated Bylaws, approval for such non-binding resolution requires that the votes cast in favor exceed the votes cast in opposition. While this vote is non-binding and advisory in nature, our Board of Directors and Compensation Committee will consider the outcome of the vote when determining executive compensation arrangements. If your shares are held in “street name” and you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal.

Approval of the Plan. Under our Amended and Restated Bylaws, approval of such resolution requires that the votes cast in favor exceed the votes cast in opposition. If your shares are held in “street name” and you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal.

Approval of the French RSU Sub-Plan. Under our Amended and Restated Bylaws, approval of such resolution requires that the votes cast in favor exceed the votes cast in opposition. If your shares are held in “street name” and you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal.

Ratification of the Independent Registered Public Accounting Firm. The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm will be approved if the votes cast in favor exceed the votes cast in opposition. If your shares are held in “street name” and you do not instruct your broker how to vote with respect to this item, your broker may vote your shares with respect to this proposal.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a properly completed proxy card, whether submitted in person, by mail, over the Internet, by telephone, or on a ballot voted in person at the Annual Meeting. Shares will not be voted in favor of a matter, and will not be counted as voting on a matter, if they either (1) indicate that the shareholder abstains from voting on a particular matter or (2) are broker non-votes. Banks and brokers that do not receive instructions with respect to Proposals 1, 2, 3 and 4 will not be allowed to vote these shares, which will then be counted as “broker non-votes” instead of votes “for” or “against.”

Abstentions and broker non-votes will have no effect on the outcome of voting with respect to Proposal 2 (Advisory Vote on Executive Compensation), Proposal 3 (Approval of the Plan), Proposal 4 (Approval of the French RSU Sub-Plan), and Proposal 5 (Ratification of the Selection of Independent Registered Public Accounting Firm), because these proposals will be approved if the votes cast at the Annual Meeting in favor of the proposal exceed the votes cast at the Annual Meeting opposing the proposal. Abstentions and broker non-votes, however, will have the effect of negative votes with respect to Proposal 1 (Election of Directors), because, as described above, this proposal must receive the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast at the Annual Meeting by all issued and outstanding shares of common stock on the Record Date in order to be approved.

Who will count the votes?

The votes will be counted, tabulated, and certified by our transfer agent and registrar, Computershare Investor Services. Anne T. Warner, our Vice President, General Counsel and Secretary, will serve as the inspector of elections at the Annual Meeting.

Will my vote be kept confidential?

Yes. Your vote will be kept confidential and we will not disclose your vote unless (1) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (2) there is a contested election for the Board of Directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure of your identity on your proxy card.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

No. Under Massachusetts law, where we are incorporated, an item may not be brought before our stockholders at a stockholder meeting unless it appears in the notice of the meeting. Our Amended and Restated Bylaws establish the process for a stockholder to bring a matter before a meeting. See the “How and when may I submit a stockholder proposal for the 2017 Annual Meeting?” section below.

Where can I find the voting results?

We will report the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Annual Meeting.

How and when may I submit a stockholder proposal for the 2017 Annual Meeting?

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2017 Annual Meeting, you need to follow the procedures outlined in Rule 14a-8 under the Exchange Act and in our Amended and Restated Bylaws. To be eligible for inclusion, we must receive your stockholder proposal intended for inclusion in the proxy statement for the 2017 Annual Meeting of Stockholders at our principal corporate offices in Cambridge, Massachusetts as set forth below no later than December 27, 2016.

In addition, our Amended and Restated Bylaws require that we be given advance written notice for nominations for election to our Board of Directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement under Rule 14a-8. The Secretary must receive such notice at the address noted below not less than 120 days or more than 150 days before the first anniversary of the date on which our proxy statement was released to stockholders in connection with the prior year’s meeting. However, if the date of our annual meeting is advanced or delayed by more than 30 days from the anniversary date of the prior year’s meeting (or no proxy statement was delivered to stockholders in connection with the prior year’s meeting), then we must receive such notice at the address noted below not earlier than the 120th day before such annual meeting and not later than the close of business on the later of (1) the 90th day before such annual meeting and (2) the 10th day following the day on which public notice of the meeting date is first made. Assuming that the 2017 Annual Meeting is held between May 10, 2017 and July 9, 2017, you would need to give us appropriate notice at the address noted below no earlier than November 27, 2016, and no later than December 27, 2016. Notwithstanding the foregoing, the postponement or adjournment of any annual meeting for which notice has been provided to stockholders shall not commence a new time period for giving the stockholders’ notice. If a stockholder does not provide timely notice of a nomination or other matter to be presented at the 2017 Annual Meeting, under Massachusetts law, it may not be brought before our stockholders at a meeting.

Our Amended and Restated Bylaws also specify requirements relating to the content of the notice that stockholders must provide to the Secretary for any matter, including a stockholder proposal or nomination for director, to be properly presented at a stockholder meeting. A copy of the full text of our Amended and Restated Bylaws is on file with the SEC.

Any proposals or notices should be sent to:

Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Attention: Vice President, General Counsel and Secretary

Who will bear the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We will request brokers, custodians, and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock they hold in such shareholders’ names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

How can I obtain an Annual Report on Form 10-K?

Our Annual Report is available on our website by following the “Investors” tab at www.pega.com, as well as at the following URL: www.envisionreports.com/PEGA. If you would like a paper copy of our Annual Report on Form 10-K, we will send it to you without charge. Please contact:

Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Attention: Vice President, General Counsel and Secretary

Telephone: (617) 374-9600

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our Vice President, General Counsel and Secretary at the address or telephone number listed above.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the address or telephone number listed above.

If you want to receive separate copies of the proxy statement or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, which, except as otherwise noted below, is as of January 31, 2016, with respect to the beneficial ownership of our common stock by:

•	the stockholders we know to beneficially own more than 5% of our outstanding common stock;
•	each Director named in this proxy statement;
•	each executive officer named in the Summary Compensation Table included below in this proxy statement; and
•	all of our executive officers and Directors as a group.

Unless otherwise indicated, the address of each person listed below is c/o Pegasystems Inc., One Rogers Street, Cambridge, MA 02142.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES OWNED	SHARES ACQUIRABLE WITHIN 60 DAYS (1)	TOTAL SHARES BENEFICIALLY OWNED (2)	PERCENTAGE OF SHARES BENEFICIALLY OWNED (3)
5% Stockholders
Alan Trefler (4)	39,669,998	—	39,669,998	51.85%

Directors
Alan Trefler	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above
Peter Gyenes	35,349	—	35,349	*
Richard Jones (5)	661,258	—	661,258	*
Steven Kaplan	66,089	—	66,089	*
James O’Halloran	133,527	—	133,527	*
Larry Weber	8,395	—	8,395	*
William Wyman	31,139	—	31,139	*

Named Executive Officers
Alan Trefler	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above	See “5% Stockholders” Above
Rafeal Brown (6)	23,119	0	0	*
Douglas Kra	31,908	141,598	173,506	*
Michael Pyle	43,633	133,194	176,827	*
Leon Trefler	11,599	131,065	142,664	*
All executive officers and Directors as a group (7)	40,693,032	415,737	41,108,769	53.44%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has sole or shared voting or investment power, plus any shares that the person has the right to acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number of “Shares Acquirable within 60 Days” column consists of shares covered by stock options that may be exercised, and restricted stock units, or RSUs, that vest within 60 days after January 31, 2016.

(2)	To our knowledge, unless otherwise indicated, all of the persons listed in the table above have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

(3)	The percent ownership for each stockholder is calculated by dividing the total number of shares beneficially owned by the stockholder by 76,507,740 shares (the number of shares of our common stock outstanding on January 31, 2016) plus any shares acquirable (including pursuant to stock options exercisable and RSUs vesting) by the stockholder within 60 days after January 31, 2016, and multiplying the result by 100.

(4)	As reported in the Schedule 13G, Amendment #15 filed with the SEC on February 4, 2016 by Alan Trefler, this includes 164,000 shares of common stock held by the Trefler Foundation, of which Mr. Trefler is a trustee. Mr. Trefler has voting and dispositive power over such shares, but has no pecuniary interest with respect to such shares. Mr. Trefler maintains margin securities accounts at one or more brokerage firms, and the positions held in such accounts, which may from time to time include shares of our common stock, may be used as collateral security for the repayment of debit balances in those accounts, if any. As of January 31, 2016, Mr. Trefler held 1,372,098 shares of our common stock in these accounts.

(5)	Includes 89,748 shares held by the Jones Family Foundation. Mr. Jones has voting and dispositive power over such shares, but has no pecuniary interest in such shares.

(6)	Mr. Brown, our former Chief Administrative Officer, Chief Financial Officer and Senior Vice President, resigned from the Company effective November 30, 2015. The information therefore is current as of that date.

(7)	Includes all persons who were Directors or executive officers of the Company (11 persons) on January 31, 2016.

PROPOSAL 1 – ELECTION OF DIRECTORS

This year our Board of Directors has nominated Peter Gyenes, Richard Jones, Steven Kaplan, James O’Halloran, Sharon Rowlands, Alan Trefler, Larry Weber, and William Wyman for election to the Board of Directors.

The persons named in the proxy card as proxies will vote to elect each of the nominees, unless you vote against the election of one or more nominees or abstain from voting on the election of one or more nominees, in each case, by marking the proxy card to that effect (or through Internet or telephonic voting). Each of our nominees has indicated their willingness to serve, if elected. However, if any of the nominees shall become unable or unwilling to serve, the proxies, unless authority has been withheld as to such nominee, may be voted for the election of a substitute nominee designated by our Board of Directors, or the Board of Directors may reduce the number of Directors. Proxies may not be voted for more than eight persons.

There are no family relationships among any of our executive officers or Directors, with the exception of Alan Trefler, our Chairman and Chief Executive Officer, whose brother, Leon Trefler, is Senior Vice President, Global Customer Success.

The Board of Directors recommends that you vote FOR the election of the nominees as Directors, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

Director Qualifications

The following information is furnished with respect to each of our Directors, which information is as of January 31, 2016. The information presented details the characteristics, qualifications, attributes, and skills that led to the Board’s conclusion that each of our Directors is qualified to serve on the Board, including significant professional experience and service on the boards of other companies. It includes information each Director has given us about their age, all positions they hold with us, their principal occupation and business experience during at least the past five years, and the names of other publicly-held companies of which they serve as a Director. Additionally, it is our view that each Director exhibits integrity and high ethical standards, as well as sound business judgment and acumen, which are valued and expected characteristics for our Directors. Information about the number of shares of common stock beneficially owned by each Director, directly and indirectly, appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Nominees for Election for a Term of One Year Expiring in 2017

Peter Gyenes, 70, has been a Director of Pegasystems since March 2009. He also serves on our Audit and Nominating Committees. Mr. Gyenes has four decades of experience in global technical, sales, marketing, and general management positions within the software and computer systems industries. Since July 2015 he serves as the Non-Executive Chairman of Sophos plc, a global security software company. From September 2012 to July 2015 he served as Lead Independent Director of Sophos, and from May 2006 to September 2012 as Non-Executive Chairman. He is an active investor and board member focusing on technology market opportunities. Mr. Gyenes also serves on the boards of IntraLinks, Inc., a global provider of virtual data rooms; RealPage, Inc., a provider of web-based property management software; Carbonite, a global provider of cloud based file backup and recovery solutions; and Epicor, a global provider of business software and solutions, and is a Trustee Emeritus of the Massachusetts Technology Leadership Council. Mr. Gyenes previously served on the boards of EnerNOC Inc. (until 2015), Cimpress NV (until 2015), Lawson Software, Inc. (until 2011), Netezza Corporation (until 2010), Bladelogic, Inc. (until 2008), webMethods, Inc. (until 2007) and Applix, Inc. (until 2007). He served as Chairman and CEO of Ascential Software, as well as of its predecessor companies VMark Software, Ardent Software, and Informix, and led its growth into the data integration market leader from 1996 until it was acquired by IBM in 2005. Previously, Mr. Gyenes served as President and CEO of Racal InterLan, Inc., and in executive positions at Data General Corporation, Encore Computer Corporation, and Prime Computer, Inc. Earlier in his career, he held sales and technical positions at Xerox Data Systems and IBM. He is a graduate of Columbia University where he received both his B.A. in mathematics and his M.B.A. degree. Mr. Gyenes was awarded the 2005 New England Region Ernst & Young Entrepreneur of the Year award in Software. We believe Mr. Gyenes’ qualifications to serve on our Board of Directors include his decades of leadership roles for global technology companies, including his positions as a chief executive officer and director, as well as his proven ability to bridge strategy with operational excellence and his experience with mergers and acquisitions.

Richard Jones, 64, joined Pegasystems in October 1999, serving as President and Chief Operating Officer until September 2002. Mr. Jones was a part-time employee of Pegasystems from July 2002 to July 2007. Mr. Jones was elected a Director of Pegasystems in November 2000, and served as Vice Chairman from September 2002 to July 2007. In July 2011, he was elected a member of our Compensation Committee and of our Nominating Committee. Mr. Jones also serves on the Board of Directors of Western Oncolytics LLC, a private company which develops novel therapies for cancer. From 1995 to 1997, Mr. Jones served as a Chief Asset Management Executive and member of the Operating Committee at Barnett Banks, Inc., which at the time was among the nation’s 25 largest banks. He served as Chief Executive Officer of Fleet Investment Services, a brokerage and wealth management organization from 1991 to 1995. His prior experience also includes serving as Executive Vice President with Fidelity Investments, an international provider of financial services and investment resources, and as a principal with the consulting firm of Booz, Allen & Hamilton. Since June 1995, Mr. Jones has served as Chairman of Jones Boys Ventures, a retailer. Mr. Jones also serves as a director of Buyers Access, LLC, a purchasing and cost control specialist for the housing market, as well as Colo5, LLC, an independent data center operator, and is currently a Trustee of Episcopal High School Foundation in Jacksonville, Florida. Mr. Jones holds an undergraduate degree from Duke University, with majors in both economics and management science. He also holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. We believe Mr. Jones’ qualifications to serve on our Board of Directors include his two decades of executive management, his financial expertise and business acumen, and his experience gained while serving as Pegasystems’ President and Chief Operating Officer.

Steven Kaplan, 59, has been a Director of Pegasystems since August 1999. In December 2000, he was elected a member of our Audit Committee; in April 2004, he was elected a member of our Nominating Committee; and in May 2014, he was elected a member of our Compensation Committee. Mr. Kaplan has served as a general partner of Riverside Partners, LLC, a private equity firm, since October 2006. He has been President of Kaplan Advisors LLC, a financial and strategy consulting firm, since January 2004. He was a Managing Director of The Audax Group, a private equity and venture capital firm, from January 2000 until December 2003. From 1998 to 2000, Mr. Kaplan was affiliated with Texas Pacific Group, a private equity firm, and he served as President, Chief Operating Officer and Chief Financial Officer of Favorite Brands International Holding Corp., a confectionery company controlled by Texas Pacific Group. From 1996 to 1997, Mr. Kaplan was Executive Vice President and Chief Financial Officer of the Coleman Company, Inc., an international manufacturer of camping, outdoor recreation and hardware equipment. Mr. Kaplan holds an M.S. in management, a B.S. in electrical engineering and computer science, and a B.S. in management science from the Massachusetts Institute of Technology. We believe Mr. Kaplan’s qualifications to serve on our Board of Directors include his significant business and operational experience, including positions as a chief financial officer and director for several companies, as well as his experience with mergers and acquisitions.

James O’Halloran, 83, has been a Director of Pegasystems since 1999. In November 2004, he was elected a member of our Audit and Nominating Committees, and he was elected a member of our Compensation Committee in April 2005. From June 1999 to August 2001, he was the Senior Vice President, Chief Financial Officer, Treasurer, and Secretary of Pegasystems. From 2004 to 2009, Mr. O’Halloran has served as a director and as the Chairman of the Audit Committee of Omtool, Ltd., a software firm focusing on electronic business document exchange systems. From 1991 to 1999, he served as President of G & J Associates, Ltd., a financial consulting firm. From 1956 to 1990, he was with the international accounting firm of Arthur Andersen LLP, serving as an audit partner from 1967 to his retirement in 1990. From August 2002 to February 2004, Mr. O’Halloran served as President and Chief Operating Officer of FabTech Industries of Brevard, Inc., a certified supplier of precision components for the aerospace, defense, medical, fuel cell, and high tech industries. Mr. O’Halloran holds degrees in business administration and accounting from Boston College. We believe Mr. O’Halloran’s qualifications to serve on our Board of Directors include his extensive experience with public and financial accounting matters for global organizations, including his past service as Pegasystems’ Chief Financial Officer and as an audit partner for more than two decades with Arthur Andersen LLP.

Sharon Rowlands, 57, has been a Director of Pegasystems since April 2016. Ms. Rowlands has served as the Chief Executive Officer and member of the board of ReachLocal, Inc., an internet-based advertising and marketing company which specializes in search engine marketing, marketing analytics, and display advertising, since 2014. Ms. Rowlands has more than 20 years of experience serving small to enterprise level businesses in leadership roles. From 2011 to 2013, she was the CEO and member of the board of Altegrity, Inc., which, provides security and risk management solutions to government and commercial clients. From 2008 to 2011, Ms. Rowlands was the CEO of Penton Media, Inc., a business-to-business information provider producing more than 110 magazines and associated websites, and about 60 industry events. From 1997 to 2008, Ms. Rowlands held a variety of roles including CEO from 2005 to 2008, at Thomson Financial Inc., a provider of market and securities data and other financial services for brokerages, investment bankers, traders, and other investment professionals. Additionally, Ms. Rowlands previously served on the boards of Omgeo LLC (until 2008), Automatic Data Processing, Inc. (until 2011), and Constant Contact, Inc. (until 2014). Ms. Rowlands holds a B.A. in History from University of Newcastle, Newcastle-Upon-Tyne and a Postgraduate Certificate in Education from Goldsmiths, University of London. We believe Ms. Rowland’s qualifications to serve on our Board of Directors include her extensive leadership experience, including positions as Chief Executive Officer and member of the board for ReachLocal, Inc., and as a director for several public and private companies.

Alan Trefler, 59, a founder of Pegasystems, has served as Chief Executive Officer and Chairman of the Board of Directors since Pegasystems was organized in 1983. Prior to 1983, he managed an electronic funds transfer product for TMI Systems Corporation, a software and services company. Mr. Trefler holds a B.A. degree in economics and computer science from Dartmouth College. We believe Mr. Trefler’s qualifications to serve on our Board of Directors include his extensive experience in the software industry, including as our founder, Chief Executive Officer, and Chairman of our Board of Directors since the Company’s inception in 1983.

Larry Weber, 60, has been a Director of Pegasystems since August 2012. In May 2013, he was elected a member of our Compensation and Nominating Committees, and in January 2015, he was elected Chairman of our Nominating Committee. Mr. Weber has served as the Chief Executive Officer and Chairman of the Board of Racepoint Global, Inc., a digital marketing services ecosystem of marketing service companies organized to help chief marketing officers in their role as builders of communities and content aggregators, since he founded the company in September 2004. From 2011 to 2013, Mr. Weber also served on the board of Avectra, a provider of web-based association management software (AMS) and social CRM software. In 2001, Mr. Weber founded Weber Shandwick, one of the largest public relations agencies in the world. He also served on the board of Vertro, Inc., an online advertising and search company, from June 2005 to March 2012, and as its Chairman from April 2006 to March 2012. Mr. Weber is also a co-Founder and Chairman of the Board of the Massachusetts Innovation & Technology Exchange (MITX), one of the largest interactive advocacy organizations in the world. Mr. Weber has authored four books: Marketing to the Social Web: How Digital Customer Communities Build Your Business; Everywhere: Comprehensive Digital Business Strategy for the Social Media Era; Sticks and Stones: How Digital Business Reputations are Built Over Time and Lost in a Click; and The Provocateur: How a New Generation of Leaders are Building Communities, Not Just Companies. Mr. Weber holds a B.A. in English from Denison University, Ohio and an M.F.A. in Writing and Literature from Antioch College, Oxford. We believe Mr. Weber’s qualifications to serve on our Board of Directors include his extensive experience in the global marketing and public relations industry, including positions as founder and Chairman of the Board for the Racepoint Global, Inc., and as a director for several companies.

William Wyman, 78, has been a Director of Pegasystems since June 2000. In December 2000, he was elected a member of our Audit Committee and served until June 2010. In April 2004 he was elected a member of our Nominating Committee, and in June 2006 he was elected a member of our Compensation Committee. In 2001, Mr. Wyman served as the Chief Executive Officer of Predictive Systems, Inc., a systems consulting and installation company. In 1984, Mr. Wyman co-founded Oliver Wyman and Company, a management consulting firm serving large financial institutions. He served as Managing Partner until 1995, when he became a counselor to chief executives of several companies, and a director for a number of companies in the technology and financial sectors. Mr. Wyman serves as a director of Castle Harlan, a private equity firm; Sprout Group, a private equity firm; and Allston Holding LLC, a private proprietary trading firm. From 2005 to 2009, he served as a director and member of the Audit Committee of Datascope Corp., a public company that manufactures medical devices. In 2014, Mr. Wyman joined ProMIS Neurosciences, Inc., (formerly Amorfix Life Sciences) as Chairman of the Board. He currently serves as Chairman on their Audit Committee as well as on the Compensation Committee. ProMIS Neurosciences is a product development company focused on diagnostics and therapeutics for misfolded protein diseases. Prior to 1984, Mr. Wyman was a senior partner at Booz, Allen & Hamilton, where he served as President of the Management Consulting Group and head of the Financial Industries Practice. Mr. Wyman holds a degree in economics with honors from Colgate University and an M.B.A. degree from the Harvard Business School. We believe Mr. Wyman’s qualifications to serve on our Board of Directors include his extensive experience as a strategic advisor to technology companies and his executive leadership roles, as well as his service on several other boards.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Pegasystems is managed for the long-term benefit of its stockholders, and we are committed to maintaining sound corporate governance principles. During the past year, we continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the existing and proposed rules of the SEC, and the listing standards of Nasdaq. We have adopted policies and procedures that we believe are in the best interests of Pegasystems and our stockholders. In particular, we have the following policies and procedures:

Declassified Board of Directors. We have a declassified Board of Directors and our Amended and Restated Bylaws provide for one-year terms for our Directors. All of our Directors will stand for re-election to one-year terms at this annual meeting.

Majority Voting for Election of Directors. Our Amended and Restated Bylaws provide for a majority voting standard in Director elections, so a nominee is elected to the Board of Directors if they receive a majority of the votes entitled to be cast in an election of Directors by all issued and outstanding shares of common stock.

No Hedging Policy. Pursuant to our Insider Trading Policy we prohibit all hedging transactions or short sales involving Company securities by our Directors and employees, including our executive officers.

We have adopted an updated written Code of Conduct that applies to our Board of Directors and all of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and to persons performing similar functions. You can access the current charters for our Audit Committee, Compensation Committee, and Nominating Committee and our Code of Conduct in the “Governance” section of our website at www.pega.com or by contacting:

Vice President, General Counsel and Secretary

Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Phone: (617) 374-9600

Determination of Independence

A majority of our Directors must be “independent directors” as defined by Nasdaq Rule 5605(a)(2). Our Board of Directors has determined that each of Messrs. Gyenes, Jones, Kaplan, O’Halloran, Weber, and Wyman qualifies as an “independent director” because none of them is an executive officer or employee or an individual who has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of his independent judgment in carrying out the responsibilities of a Director. Therefore, our Board of Directors has determined that each of these Directors is an “independent director” as defined under Nasdaq Rule 5605(a)(2). There were no other transactions, relationships, or arrangements not disclosed in this proxy statement that were relevant to the independence of the persons serving as members of our Board of Directors in 2015.

Board Leadership Structure and Risk Oversight

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance, rather than directing day-to-day operations. The Board’s primary responsibility is to oversee the management of Pegasystems and, in so doing, serve the best interests of Pegasystems and its stockholders. The

Board selects, evaluates, and provides for the succession of executive officers and, subject to stockholder election each year at our annual meeting, Directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on us. Management keeps the Board informed of Company activity through regular written reports and presentations at Board and committee meetings.

As part of our corporate governance process, our Board of Directors oversees the risk management process for the Company, which provides further checks and balances to our leadership structure. The Board receives reports from members of senior management on the functional areas for which they are responsible. Such reports may include operational, financial, sales, competitive, legal and regulatory, compliance, strategic and other risks, as well as any related management and mitigation. In addition, as part of its core functions, the Audit Committee reviews our internal audit, business, and financial controls in collaboration with our senior management, including our Chief Compliance Officer and our Senior Director of Internal Audit.

Since our inception in 1983, Mr. Trefler, the Company’s founder, has served as Chairman of our Board of Directors and as our Chief Executive Officer. We believe our leadership structure, which is often adopted by other public companies in the United States, has been effective for the Company, as evidenced by our solid performance and continued growth. We believe a combined Chairman and Chief Executive Officer, along with independent Board committees and a largely independent Board, provides balanced leadership for the Company. The Company does not have a lead independent director.

In his dual capacity as both Chairman and Chief Executive Officer, Mr. Trefler provides a strong vision and voice for leading and representing the Company to others, which provides cohesive management and reduces risk of confusion or redundant undertakings or messages. Mr. Trefler effectively serves as a bridge between our Board of Directors and the Company. As our founder, Mr. Trefler has guided the Company during more than three decades of growth. As such, he is most familiar with the Company’s operations and best suited to lead it into the future.

Director Candidates

Our stockholders may recommend Director candidates to the Board of Directors for inclusion in the slate of nominees which the Board recommends to our stockholders for election. The qualifications of recommended candidates will be reviewed by our Nominating Committee. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election as a Director by the stockholders, the name will be included in our proxy card for the stockholders meeting at which his or her election is recommended.

Stockholders may recommend individuals for the Nominating Committee to consider as potential Director candidates by submitting their names and background to the “Pegasystems Inc. Nominating Committee” c/o Pegasystems Inc., One Rogers Street, Cambridge, MA 02142-1209, Attention: Vice President, General Counsel and Secretary. The Nominating Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Nominating Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating Committee will evaluate those candidates, by following substantially the same process, and applying the same criteria, as for new candidates submitted by Board members.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended Director nominees, including candidates recommended by stockholders, the Nominating Committee will apply the criteria appended to the Nominating Committee’s charter. These criteria include the candidate’s integrity, business acumen, experience, commitment, diligence, conflicts of interest, and ability to act in the interest of all stockholders. Although the Company does not have a formal policy regarding diversity, the value of diversity is also considered, and the Nominating Committee charter specifically dictates that nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law. The Nominating Committee considers diversity in the broadest sense, encompassing also director experience, professions, skills, and background.

The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the Directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. More specific information regarding each Director nominee’s qualifications can be found in the preceding “Election of Directors” section of this proxy statement. No Director candidate was recommended to us by any beneficial owner of more than 5% of our common stock.

Stockholders also have the right to directly nominate Director candidates, without any action or recommendation on the part of the Nominating Committee. Our Amended and Restated Bylaws specify the requirements relating to the timing and the content of the notice that stockholders must provide to the Secretary for a Director nomination to be properly presented at a stockholder meeting. See the section entitled “Information about the Annual Meeting and Voting – How and when may I submit a stockholder proposal for the 2017 annual meeting?” above.

Communications from Stockholders and Other Interested Parties with the Board

The Board of Directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Board of Directors will, with the assistance of our Secretary, (1) be primarily responsible for monitoring communications from stockholders and other interested parties, and (2) provide copies or summaries of such communications to the other Directors as he considers appropriate.

Communications will be forwarded to all Directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Board of Directors considers to be important for the Directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Chairman of the Board of Directors

c/o Pegasystems Inc.

One Rogers Street

Cambridge, MA 02142-1209

Attention: Vice President, General Counsel and Secretary

Board Meetings

The Board of Directors met five times in 2015. During 2015, each of our Directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of which such Director was a member. Executive sessions of non-employee Directors are held periodically each year, generally in conjunction with regularly scheduled meetings of the full Board. Any non-employee Director can request that an additional executive session be scheduled.

It is our policy that Directors should attend annual meetings of stockholders. All of the Directors attended the 2015 Annual Meeting of Stockholders.

Board Committees

The Board of Directors has standing Audit, Compensation, and Nominating Committees. Each committee has a charter that has been approved by the Board. Copies of the charters are posted in the “Governance” section of our website at www.pega.com. Each committee reviews the appropriateness of its charter and performs a self-evaluation periodically. All members of the committees are non-employee Directors. Mr. Trefler is the only Director who is an employee and, as such, is not a member of any of the committees. Ms. Rowlands, who was appointed to the Board in April 2016, does not yet serve on any of the committees. The Board of Directors has determined that all members of the three standing committees are “independent directors” as defined under Nasdaq Rule 5605(a)(2), and, in the case of the Audit Committee, as further defined under Nasdaq Rule 5605(c)(2), and, in the case of the Compensation Committee, as further defined under Nasdaq Rule 5605(d)(2). Membership on each standing committee is reflected on the chart below.

COMMITTEE MEMBERSHIP

	Audit Committee		Compensation Committee		Nominating Committee
Alan Trefler
Peter Gyenes	X				X
Richard Jones			X		X
Steven Kaplan	X	(C)	X		X
James O’Halloran	X		X	(C)	X
Sharon Rowlands
Larry Weber			X		X	(C)
William Wyman			X		X

(C)	Denotes Committee Chairman.

Audit Committee

We have a standing Audit Committee of the Board of Directors. The Audit Committee assists the Board’s oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee has the authority to engage any independent legal, accounting, or other advisors that it deems necessary or appropriate to carry out its responsibilities. The Audit Committee was responsible for selecting and appointing Deloitte & Touche LLP, our independent registered public accounting firm, and did not retain any other advisors during 2015. The Board of Directors has determined that Mr. O’Halloran qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) under Regulation S-K. Our Audit Committee met five times during 2015. The responsibilities of our Audit Committee and its activities during 2015 are further described in the “Report of the Audit Committee” contained below.

Compensation Committee

We have a standing Compensation Committee of the Board of Directors. The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and approves the salaries and bonuses of our other executive officers. The Compensation Committee, and its Section 162(m) subcommittee comprised of Messrs. Kaplan, Weber, and Wyman, also approves equity grants, within the guidelines established by our Board of Directors, to our named executive officers and employees. The responsibilities of our Compensation Committee and its activities during 2015 are further described in the “Compensation Discussion and Analysis” and the “Compensation Committee Report,” each of which is contained below. Our Compensation Committee held five meetings during 2015.

Nominating Committee

We have a standing Nominating Committee of the Board of Directors. The purpose of the Nominating Committee is to identify qualified individuals as needed to become directors and to recommend to the Board the persons to be nominated by the Board for election as Directors at the annual meeting of stockholders. The Nominating Committee is authorized to retain any such advisors or consultants it deems necessary or appropriate to carry out its responsibilities. For information relating to nominations of Directors by our stockholders, see “Director Candidates” above. Our Nominating Committee held two meetings in 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, during 2015 there were no transactions involving more than $120,000, nor are any proposed, between the Company and any executive officer, Director, beneficial owner of 5% or more of our common stock or equivalents, or any immediate family member of any of the foregoing, in which any such persons or entities had or will have a direct or indirect material interest. Leon Trefler, the brother of our Chairman and Chief Executive Officer, Alan Trefler, serves as the Company’s Senior Vice President, Global Customer Success.

Our Board of Directors adopted a Related Person Transaction Policy, which can be found on the “Governance” section of our website at www.pega.com. The policy mandates that the Company enter into or ratify a related person transaction only when the Company’s Board of Directors, or a committee thereof, acting in accordance with the policy, determines that the transaction is either in, or is not inconsistent with, the best interest of the Company and its stockholders. A “related person transaction” for these purposes is defined in the policy to include any transaction or relationship (involving an amount expected to exceed $120,000) between the Company and an individual or entity defined as a “related person” in the policy. Approval or ratification of a related person transaction may be conditioned by the Board, or committee thereof, directing the related person or the Company to take certain actions to narrow the scope of the relationship, such as: requiring the related person to resign from, or change position within an entity involved in the related person transaction; assuring that the related person not be directly involved in negotiating the terms of the related person transaction; limiting the duration or magnitude of the related person transaction; or requiring that information about the related person transaction be documented and delivered to the Board or committee on an ongoing process.

DIRECTOR COMPENSATION

Non-employee Directors are paid an annual cash retainer of $55,000 and receive an annual equity grant (the “Annual Equity Grant”). The Annual Equity Grant is in the form of shares of unrestricted common stock of the Company, typically issued on the date of the Company’s annual meeting of stockholders. On August 6, 2015, the Company increased the value of the Annual Equity Grant from $95,000 to $125,000 (and issued to each non-employee Director on such date $30,000 of unrestricted common stock, prorated to reflect the period of service remaining to the Company’s 2016 meeting of stockholders, to supplement the $95,000 issuance made to each of them on the date of the Company’s 2015 annual meeting of stockholders).

Additionally, on August 6, 2015, the Company eliminated its prior practice of granting an initial award of $75,000 of restricted stock units (RSUs) vesting over three years to non-employee Directors when they are first elected to the Board.

Additionally, we pay an annual cash retainer (paid in quarterly installments) to non-employee Directors serving on the Audit and Compensation Committees: $10,000 to each Audit Committee member; $20,000 to the Audit Committee Chair; $6,000 to each Compensation Committee member; and $8,000 to the Compensation Committee Chair.

In addition to the above, we also offer to reimburse non-employee Directors for expenses incurred in attending Board, committee or other company meetings. Alan Trefler is our only Director who is also an employee. He receives no compensation for his service as a Director.

The following table provides the total compensation earned by each non-employee Director in 2015.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Peter Gyenes	65,000(2)	118,700	—	—	—	—	183,700
Richard Jones	61,000(3)	118,700	—	—	—	—	179,700
Steven Kaplan	81,000(4)	118,700	—	—	—	—	199,700
James O’Halloran	73,000(5)	118,700	—	—	—	—	191,700
Larry Weber	61,000(3)	118,700	—	—	—	—	179,700
William Wyman	61,000(3)	118,700	—	—	—	—	179,700

(1)	These amounts reflect the dollar amount of the aggregate grant date fair value of awards granted in 2015, in accordance with FASB ASC Topic 718. As of December 31, 2015, no Director held any outstanding unvested stock awards.
(2)	Consists of Board retainer fees of $55,000 and committee retainer fees of $10,000.
(3)	Consists of Board retainer fees of $55,000 and committee retainer fees of $6,000.
(4)	Consists of Board retainer fees of $55,000 and committee retainer fees of $26,000.
(5)	Consists of Board retainer fees of $55,000 and committee retainer fees of $18,000.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is including in this proxy statement a non-binding, advisory vote on the compensation of our executive officers in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

As described in the “Compensation Discussion and Analysis” section of this proxy statement, as well as in the tables set forth in the “Executive Compensation” and the “Compensation Practices Risk Assessment” sections, we seek to align the interests of our named executive officers with our stockholders. Our named executive officers, and most other Company employees, are also stockholders or hold options to become stockholders or restricted stock units. Our compensation programs contain elements of fixed and variable compensation and are designed to reward our executive officers for achieving short-term and long-term corporate goals, while avoiding the encouragement of excessive risk. This non-binding advisory vote is intended to address the overall compensation of our named executive officers and our executive compensation program rather than any specific elements.

Although this vote is advisory in nature and, as such, will not be binding on the Company, our Board of Directors and our Compensation Committee will consider the outcome of the vote in evaluating its executive compensation program. Therefore, the Company is asking its stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers, as described in this proxy statement, including in the ‘Compensation Discussion and Analysis,’ compensation tables, and narrative discussion included therein.”

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers, as described in this proxy statement, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This “Compensation Discussion and Analysis” section describes the material elements of our compensation programs for our principal executive officer, our principal financial officer, and the three executive officers (other than our principal executive officer and our principal financial officer) who were our next most highly compensated executive officers during 2015 (the “Named Executive Officers”). All of the Named Executive Officers, listed below, held their positions as of December 31, 2015, except for Mr. Brown who resigned in November 2015.

•	Alan Trefler, our Chairman of the Board of Directors and Chief Executive Officer (principal executive officer);

•	Rafeal Brown, our Chief Administrative Officer, Chief Financial Officer and Senior Vice President (principal financial officer);

•	Douglas Kra, our Senior Vice President, Global Customer Success;

•	Michael Pyle, our Senior Vice President, Engineering; and

•	Leon Trefler, our Senior Vice President, Global Customer Success.

This section also provides an overview of our executive compensation philosophy and analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee” or “Committee”) arrives at specific compensation decisions and policies.

Our executive compensation is designed to reward performance by our executives and to align the interests of our executives with our stockholders. It is comprised of the following elements of fixed and variable compensation:

•	Base salary;

•	Annual bonuses tied to the achievement of corporate goals (our Corporate Incentive Compensation Plan);

•

Additional individual incentive compensation tied to the achievement of individual, business unit, and/or corporate goals by our executive officers, the attainment of which supports the Company’s achievement of its corporate goals;

•	Equity awards comprised of both stock options and restricted stock units (“RSUs”) that vest over time; and

•	Other perquisites.

The Board and the Committee believe that the Company’s performance-based executive compensation program effectively correlates pay with performance, and, in doing so, aligns the interests of our stockholders and executives. The program ties significant variable compensation, such as annual bonus opportunities, as well as equity awards, with the Company’s achievement of its corporate goals. By linking executive compensation with corporate performance, our executive compensation program promotes stockholder value and the Company’s continued growth and success.

Advisory Vote on Executive Compensation, “Say on Pay”

In 2015 and 2014, pursuant to the Dodd-Frank Act, we have conducted an advisory vote of our stockholders on our executive compensation program for our Named Executive Officers, sometimes called “Say on Pay.” Each year, our stockholders have overwhelmingly approved our executive compensation programs with more than 80% of the votes entitled to be cast at our 2015 and 2014 Annual Meetings voting to adopt our “Say on Pay” resolution. We value the feedback of our stockholders. As a result, our compensation program continues to be modeled on the same principles that received the strong support of our stockholders in the past two years.

Oversight of Compensation Programs

The Compensation Committee. The Compensation Committee oversees all of the compensation programs that we offer to our executive officers. In 2015, the Compensation Committee’s schedule of meetings, as well as the agenda items for those meetings, was established by our Senior Vice President of Human Resources, Jeffrey Yanagi, with input from the Chair of the Compensation Committee, James O’Halloran, and our Chief Executive Officer, Alan Trefler. During 2015, the Compensation Committee met five times. At those meetings, the Compensation Committee addressed the following matters, among others: discussion and review of the compensation paid to the Company’s executive officers, including review and approval of the 2015 base salaries, target bonuses and corporate incentive compensation plan for executive officers; review of the Company’s 2015 strategic goals and achievement of 2014 strategic goals; analysis and approval of the bonus payments under the 2014 Corporate Incentive Compensation Plan; review and approval of the 2015 Corporate Incentive Compensation Plan (“CICP”), including approval of the 2015 CICP RSU grants; review and approval of base salary increase for Company employees; and approval of all grants of stock options and RSUs to employees of the Company. In 2014, the Compensation Committee established a Section 162(m) subcommittee to consider and approve certain performance-based executive compensation. The 162(m) subcommittee is comprised of Steven Kaplan, Larry Weber, and William Wyman, all of whom qualify as outside directors under the provisions of Section 162(m) of the Internal Revenue Code (the “Code”).

To facilitate the Compensation Committee’s review of each of the elements of the compensation paid to the executive officers, and to assist with the Committee’s determination of compensation for 2015, management provided the Compensation Committee with “tally sheets.” These tally sheets detailed each executive officer’s total compensation in 2014, including the cash value of each element of that total compensation, including salary, bonus, additional incentives, equity awards, the Company’s 401(k) plan match contribution, Company-paid parking, and Company-paid health, dental, and other insurance premiums. The Compensation Committee also considered more detailed information regarding the equity components of executive compensation, including the total value of outstanding “in-the-money” vested stock options and unvested stock options and RSUs and the retention value of such awards. Additionally, the Committee also reviewed organizational data for each executive officer, including the number of employees in each executive officer’s department and the level of responsibility of such employees, to gain a more detailed understanding of the scope of responsibility of each executive officer in determining that executive officer’s compensation.

The Compensation Committee considers the data provided on the tally sheets and the organizational summaries, along with benchmarking information for the role of each executive officer, as further detailed in the “Objectives of Compensation Programs, Benchmarking” section below, when setting executive compensation for the year. The Compensation Committee uses this information to ensure that the total amount of compensation paid to the executive officers is consistent with the Company’s compensation philosophy, rather than focusing only on the base salaries and bonuses of the executive officers.

Compensation and Other Consultants. In 2015, the Company’s management continued to utilize Arthur J. Gallagher & Co. and The Kelliher Group of Morgan Stanley for consulting services related to the Company’s 401(k) defined contribution plan. Arthur J. Gallagher & Co. assisted with benefit plan design, vendor assessment, cost considerations, and plan oversight, while members of The Kelliher Group participated in meetings of the

Company’s internal 401(k) Committee (which is composed of representatives from the Company’s Finance and Human Resources departments), and provided fund guidance and regulatory updates.

The Compensation Committee may retain the services of compensation advisors for the purposes of assisting in the determination of executive compensation, and it has the budgetary authority to hire such advisors as it deems necessary, although it did not do so in 2015. The Compensation Committee does not currently engage its own outside consultant for advice, because its members are comfortable with the benchmarking data and other supporting information provided by the Company’s management and believes they are adequately experienced and equipped to address the relevant issues and provide appropriate executive compensation market data. The Compensation Committee also believes that outside consultants are unnecessary at this time, because our executive officers’ compensation is primarily composed of base salary, bonus, and stock option and RSU grants, and does not include more complex elements such as deferred compensation plans.

Role of Executives in Establishing Compensation. In 2015, our Human Resources Department, led by Mr. Yanagi, researched appropriate types and levels of compensation for our executive officers and created preliminary recommendations that were presented to Alan Trefler. Mr. Trefler reviewed those preliminary recommendations with the Compensation Committee in executive session to determine final compensation for our executive officers. Mr. Trefler, along with Mr. Yanagi and other members of the Company’s Human Resources management team, attended meetings of the Compensation Committee as required.

The Compensation Committee may form and delegate its authority to one or more subcommittees of members of the Compensation Committee as it deems appropriate from time to time under the circumstances (including a subcommittee consisting of a single member of the Compensation Committee). The Compensation Committee does not delegate decisions regarding the compensation of executive officers to management, except that the attainment of each executive officer’s annual cash bonus is tied to that individual’s level of contribution to the Company’s strategic goals as determined by Mr. Trefler in consultation with the Committee and as further described below in this “Compensation Discussion and Analysis” section.

Additionally, each of our executive officers (other than our Chief Executive Officer) will be provided an opportunity for 2016, as they have in past years, to receive additional performance-based compensation tied to the attainment of individual, business unit and/or corporate goals established by Mr. Trefler, as further described below in this “Compensation Discussion and Analysis” section.

Objectives of Compensation Programs

Compensation Philosophy. The objective of our executive compensation program is to align executive compensation with the achievement of the Company’s strategic and financial goals. The program focuses on long-term indicators of the underlying success of our business, rather than on ancillary indicators such as our stock price or earnings per share that may be influenced by other factors and may not necessarily demonstrate the underlying success of our business. Pegasystems’ compensation philosophy is built upon principles of internal equity with respect to each executive’s role relative to others within the Company, external competitiveness, recognition of performance against short and long-term goals, and the sharing of success. Therefore, the Company’s compensation program is primarily focused on internal and external benchmarking, and the level of attainment of target goals, most of which are shared goals relating to the Company’s overall performance.

Our compensation program is designed to reward superior performance by our executive officers. In measuring the contribution of the executive officers to the Company, the Committee considers their performance relative to the applicable unit goals such as license signings, profit margins, additional financial metrics, and other specific objectives set by management. While compensation surveys are useful guides for comparative purposes, the Compensation Committee believes that a successful compensation program also requires the application of judgment and subjective determinations of individual and Company performance. Therefore, the Committee applies its judgment when reconciling the program’s objectives with the realities of retaining valued employees.

Benchmarking. In making compensation decisions, management and the Compensation Committee compare each element of total cash compensation against a peer group of business-to-business software companies that the Compensation Committee believes compete with the Company for executive talent and have similar revenue. In general, the Compensation Committee targets total cash compensation, consisting of base salary and bonuses (“Total Cash Compensation”), to the Company’s executive officers that is within the range of the 50th to 75th percentile of the Total Cash Compensation paid to the executive officers of the benchmark companies, with the exception of our Chief Executive Officer who is compensated below the 50th percentile due to his status as a significant shareholder of the Company.

We believe that it is helpful to utilize data from a very wide array of comparable companies in order to determine the best pay scales to apply to our executive compensation program. The Company primarily considered data from Radford, which the Company believes to have the most relevant and comprehensive data for this purpose.

Generally, the Radford surveys included data and breakout information from software companies based upon annual revenue and geographic location. The surveys analyzed compensation data from several hundred companies and provided specific data based on each executive officer’s role. Generally, the Company’s primary benchmarks are from software companies with annual revenue ranging from $200 million to $1 billion, which we believe is the most relevant benchmark for the Company’s executive compensation program. In addition, breakout data was also reviewed from software companies with annual revenue from $200 million to $499.9 million and from $500 million to $999.9 million.

In 2015, the Company also utilized Comptryx as a secondary market data source for benchmarking purposes. In reviewing the Comptryx data, the Company focused on benchmarking against companies with less than $1 billion in annual revenue, as well as software companies participating in Comptryx surveys. Data from both Radford and Comptryx were considered when evaluating 2015 executive compensation.

In addition to the standard benchmarking industry surveys mentioned above, the Company also reviews compensation practices of a select group of similar companies, which are benchmarked through the use of proxy statements, because one or more of the following applies: (a) they are of comparable size and revenue; (b) they are in a comparable industry; or (c) they are within our geographic market. The list of companies below was used as our compensation benchmarking peer group for developing our 2015 compensation program for our executive officers:

Akamai Technologies	Aspen Technology	Avid Technology

Fair Isaac Corporation	Guidewire Software, Inc.	Microstrategy

Netsuite	Nuance Communications	PTC—Parametric Technology

Progress Software	Qlik Technologies, Inc.	RealPage, Inc.

Salesforce.com	Splunk	Virtusa Corp.

The Company’s senior management uses this benchmarking data to establish the recommended levels of compensation for the executive officers in a manner consistent with the Company’s compensation philosophy, and the Compensation Committee uses this data to determine whether those recommended levels of compensation are reasonable and consistent with the goal of providing Total Cash Compensation that is targeted within the 50th to 75th percentile of the Total Cash Compensation paid to the executive officers of the benchmark companies. In 2015, the actual Total Cash Compensation paid to the Company’s Named Executive Officers generally fell within that range, with the exception of the Company’s Chief Executive Officer who is compensated below the 50th percentile due to his status as a significant shareholder of the Company.

Elements of Compensation

Elements of compensation for our executive officers consist of the following: base salary; annual bonus tied to the achievement of corporate goals; additional individual incentive compensation opportunities tied to the achievement of specific individual, business unit and/or corporate goals by our executive officers, the attainment of which supports the Company’s achievement of its corporate goals; equity awards comprised of both stock options and RSUs that vest over time; and other perquisites such as health, disability and life insurance, a match by the Company of 401(k) defined contribution plan contributions, and Company-paid parking. Further analysis and discussion of each element are described in the chart below and the discussion that follows.

Element	Objective	Fixed/Variable
Base Salary	Attract and retain highly qualified leaders with market-competitive compensation structure.	Fixed

Bonuses – Corporate Incentive Compensation Plan	Link pay with Company’s performance. Reward achievement of Company’s financial and strategic goals.	Variable

Additional Individual Incentive Compensation	Link pay with individual, business unit and/or corporate performance. Reward achievement of specific goals.	Variable

Equity Awards (Stock Options and RSUs)	Link pay with Company’s long-term performance. Reward stock price appreciation, promote long-term retention and permit executives to accumulate equity ownership in the Company.	Variable

Other perquisites	Retain talent by providing financial protection and security.	Fixed

Base Salary. Cash compensation in the form of base salary is intended to reflect an executive’s knowledge, skills, and level of responsibility, as well as the economic and business conditions affecting the Company. In determining the salary of each executive officer, the Compensation Committee reviews compensation for comparable positions in other software companies and in other similarly-sized companies contained in published surveys or gleaned from the public disclosure filings of publicly-traded companies, as noted in the Benchmarking section above. As discussed above, the Compensation Committee’s approach in 2015 was that Total Cash Compensation for our executive officers should be targeted between the 50th and 75th percentile of the Total Cash Compensation for similarly situated executives in comparable companies with the exception of our Chief Executive Officer who is compensated below the 50th percentile. On average, the base salaries of the executive officers for 2015, other than the Chief Executive Officer, comprise approximately 58% of their target Total Cash Compensation, with the remainder provided in the bonus portion of such compensation. The base salary of the Chief Executive Officer is approximately 53% of his target Total Cash Compensation, due to his higher bonus percentage eligibility. Base salaries are set for our Named Executive Officers at a regularly scheduled meeting of our Compensation Committee in the first quarter of the year. At these meetings, the Committee also approves the bonus payments based on the prior year’s results and the target bonus levels for the current year.

Bonuses – Corporate Incentive Compensation Plan. Annual cash bonuses are intended to reward executive officers for the achievement of the Company’s financial and strategic goals. The mechanism that we use to determine whether, and to what extent, annual cash bonuses are paid to our executive officers is the CICP for executive officers (the “Executive Incentive Plan”) that is approved by the Compensation Committee each year at a regularly scheduled meeting in the first quarter of the year.

For purposes of the Executive Incentive Plan, the performance goals are divided into two categories. The first category is comprised of the corporate financial goals related to revenue, license signings, and profitability, as approved by the Board of Directors in connection with establishing the Company’s annual budget, in the aggregate weighted at 70% of total achievement with qualified new license signings weighted at 45% of total achievement, annual revenue weighted at 15% and profitability weighted at 10%. The second category is comprised of the qualitative strategic goals as approved by the Board of Directors as part of the Company’s annual strategic planning, with the strategic goals in the aggregate weighted at 30% of total achievement. Together, these two categories make up a single performance target under the Executive Incentive Plan (the “Corporate Performance Target”).

The percentage achievement of the Corporate Performance Target (the “Funding Percentage”) determines the extent to which the Executive Incentive Plan is funded. The Executive Incentive Plan is funded with an amount equal to the aggregate target cash bonus amount for our Named Executive Officers multiplied by the Funding Percentage, except that if the Funding Percentage is less than 70% then the Executive Incentive Plan is not funded at all. In 2015, if the Corporate Performance Target had been exceeded, the percentage achievement of the Corporate Performance Target for purposes of funding the Executive Incentive Plan would have been deemed equal to 100% plus an enhanced incentive as determined by the Board in its discretion.

Once the Funding Percentage is determined, the actual bonus payment for each executive officer is subject to adjustment to reflect each individual’s level of contribution to the Company’s strategic goals, as determined by the Compensation Committee. The Company’s strategic goals are established each year by the Company’s senior management team and describe the Company’s key operational initiatives related to target market leadership, product leadership, digital marketing leadership, and operational excellence. The Chief Executive Officer assesses each executive officer’s contribution to the overall operational plan and to such executive officer’s specific functional unit. The Compensation Committee determines and approves executive officer compensation and has the discretion to modify individual payout amounts to reflect an individual’s performance.

The target bonus levels established for our executive officers represent management’s and the Compensation Committee’s assessment of a very high level of achievement of specific goals. Where target bonus levels relate to financial goals that are also the subject of our published financial guidance, these goals are generally established at levels that represent over-performance in relation to the guidance that we publish at the beginning of each calendar year. In many years, these goals have not been fully achieved; in other years, they have been met or, in some cases, exceeded. For example, for 2015, the funding of the target bonus by the Company was 100%, which was consistent with the Company’s level of achievement of the Corporate Performance Target for that year. The funding of the target bonus was 82% for 2014 and 90% for 2013, which was consistent with the Company’s level of achievement of the Corporate Performance Target for those years.

Additional Individual Incentive Compensation. Additional cash incentives are available to our executives other than our Chief Executive Officer based on the achievement of specific individual, business unit, and/or corporate performance goals established by Alan Trefler. In addition, in 2015, Leon Trefler and Douglas Kra, our Senior Vice Presidents, Global Customer Success, were eligible for additional incentive compensation related to the achievement of operational objectives set by our Chief Executive Officer and sales targets.

Equity Awards. The Compensation Committee utilizes stock options and RSUs as long-term, non-cash incentives and as a means of aligning the long-term interests of executives and stockholders. In the case of stock options, this is because they do not become valuable to the holder unless the price of our stock increases above the fair market value of our stock on the date of grant. In the case of RSUs, an RSU delivers more value than a stock option to the holder if the price of our stock remains constant, but the value to the holder increases as our stock price increases over time.

Stock options deliver to the recipient a right to receive an option to purchase a specified number of shares of the Company’s common stock upon vesting, while RSUs deliver to the recipient a right to receive a specified number of actual shares of the Company’s common stock upon vesting. Unlike stock options, which require payment of the exercise price to purchase shares, RSUs do not require an additional payment by the executive officer at the time shares are issued. Therefore, RSUs provide value to our executives even if the Company’s stock price remains constant. Additionally, RSUs, while more expensive than options to the Company by approximately a two and a half to one ratio, can be more efficient based upon the benefit to the executive in comparison to the cost to the Company. RSU grants do not result in the same amount of dilution upon issuance to the Company’s investor ownership as that caused by stock options, because the same incentive associated with options can be provided to the executive with RSUs, but with fewer shares ultimately issued. In determining the value of equity grants to recipients, the Company values its RSUs at the fair value of our common stock on the grant date, which is the closing price of our common stock on that date, less the present value of expected dividends, as the executive officers or other employees are not entitled to dividends during the requisite service period. The Company values its stock options using a Black-Scholes option valuation model. Equity awards for employees typically vest over a five-year period.

Executive officers and other employees may elect to receive 50% of their target incentive compensation under the Executive Incentive Plan in the form of RSUs instead of cash. In 2014 and in prior years, the number of RSUs receivable by executive officers and other employees was determined by dividing 50% of his or her target incentive compensation by the closing price of the Company’s common stock on the date of grant. Beginning in 2015, the number of RSUs receivable by executive officers and other employees is determined by dividing 50% of his or her target incentive compensation by an amount equal to 85% of the closing price of the Company’s common stock on the date of grant.

If elected pursuant to the Executive Incentive Plan, the equity grant occurs during the open trading period following the public release of the Company’s financial results for the prior year and vests 100% on the first anniversary of the date of grant. This typically coincides with the cash payout date for all participants. Vesting is conditioned upon threshold funding of the Executive Incentive Plan, a written acknowledgement by the employee of understanding the terms of the plan, and status as an active employee in good standing. If these conditions are not met, the equity grant does not vest and expires.

Equity Award Granting Practices. Executive officers, and most employees, have typically received an initial equity grant upon joining the Company. Grants to newly hired employees are determined based upon a target financial value associated with their job type, rather than a pre-determined number of options or RSUs based on an individual’s level of job responsibilities, which the Company believes improves our ability to more effectively communicate the value of equity grants to our employees. For all employee positions which are at the director level or above, equity grants are typically comprised of an equal mix of stock options and RSUs, with 50% of the target value granted in stock options and 50% in RSUs. For those employees who hold positions below the director level, equity grants are typically awarded in RSUs.

The Compensation Committee also makes periodic grants of stock options and RSUs to the executive officers, typically on an annual basis. The Committee evaluates the equity awards in the context of each executive officer’s total compensation, as well as when determining their annual base salaries and incentive cash compensation.

For periodic grants, the number of stock options and RSUs granted to an executive officer is determined by taking into consideration factors such as: (i) equity awards previously granted to the executive; (ii) the executive’s remaining equity awards exercisable and the value of those equity awards; (iii) the performance of the executive; (iv) the anticipated value that an executive will add to the Company in the future; (v) the fair value of the Company’s stock options and RSUs; (vi) the target value, as discussed above; (vii) the retention value of equity awards; and (viii) the equity awards in the context of each executive officer’s total compensation. The Company anticipates making periodic equity awards every 12 months in the future.

Other Perquisites. In addition to the elements of compensation discussed above, the Company offers the executive officers Company-paid parking at our home office location in Cambridge, Massachusetts, and contributions towards health, dental, life, accidental disability and dismemberment, and disability insurance premiums. The Company does not offer deferred compensation of any kind, nor does it offer retirement benefits other than a 401(k) defined contribution plan. The Company typically matches 50% of contributions made by executive officers and other employees to the 401(k) plan, up to a cap of 50% of 6% of the executive officer’s or employee’s base salary.

Executive Incentive Plan

In January 2015, the Compensation Committee adopted the 2015 Executive Incentive Plan which covered the period from January 1 through December 31, 2015 (the “Incentive Period”). The 2015 Executive Incentive Plan was designed to establish a pool of funds to be available for making bonus payments to the executive officers if the Company achieved certain performance goals during the Incentive Period. The aggregate 2015 target cash bonus amount for our Named Executive Officers was $956,500 (the “Aggregate Target Bonus Amount”). The target bonuses for the Named Executive Officers, with the exception of our Chief Executive Officer and our Senior Vice Presidents, Global Customer Success, represented 50% of the earned base salaries for those executive officers. For our Chief Executive Officer, the target bonus represented 90% of his earned base salary; and for each of our Senior Vice Presidents, Global Customer Success, the target bonus represented 30% of his earned base salary given their additional opportunities to earn additional cash compensation in the form of sales commissions as described further below. Based on the Company’s performance, the Compensation Committee determined that the 2015 Funding Percentage would be 100%.

The Compensation Committee has approved the 2016 Executive Incentive Plan, which operates in the same manner as the 2015 Executive Incentive Plan. Historically, the Committee has also approved a similar plan for the Company’s employees, with the exception of certain of our sales employees who are enrolled in a sales incentive commission plan.

Chief Executive Officer Compensation

The Compensation Committee believes that the Chief Executive Officer continued to perform at a high level in 2015, and that his performance is not reflected in his salary. The Chief Executive Officer’s comparatively low salary reflects his status as a significant shareholder in the Company, and, as such, his personal wealth is tied directly to sustained increases in the Company’s value.

Base Salary and Bonus. In 2015, the Chief Executive Officer’s salary was increased by 4.76% from $420,000 to $440,000, effective as of January 1, 2015. Under the 2015 Executive Incentive Plan the target bonus for the Chief Executive Officer was 90% of his earned base salary. In determining the Chief Executive Officer’s bonus for 2015, the Compensation Committee considered the factors described above and ultimately determined that he should be granted a bonus of $410,677 under the 2015 Executive Incentive Plan, representing a payment that is consistent with the 2015 Funding Percentage.

No Equity. As has been the Compensation Committee’s past practice, no stock options or RSUs were granted to the Chief Executive Officer because of his already significant holdings of Company stock.

Compensation for Other Named Executive Officers

Base Salary. For 2015, the Compensation Committee authorized base salaries for our Named Executive Officers (other than our Chief Executive Officer) as follows:

Name	2015 Base Salary	2014 Base Salary	% Increase
Rafeal Brown	$390,000	$380,000	2.6%
Douglas Kra	$330,000	$330,000	0%
Michael Pyle	$335,000	$325,000	3%
Leon Trefler	$330,000	$330,000	0%

The base salaries of the Named Executive Officers were increased effective January 1, 2015.

Bonuses – Corporate Incentive Compensation Plan. Under the 2015 Executive Incentive Plan, the target bonuses for the Named Executive Officers, other than our Chief Executive Officer and our Senior Vice Presidents, Global Customer Success, represented 50% of the earned base salaries for those executive officers. For each of Leon Trefler and Mr. Kra, our Senior Vice Presidents, Global Customer Success, the target bonus represented 30% of his earned base salary given his additional opportunity to earn additional cash compensation in the form of sales commissions as described further below. For 2015, the Compensation Committee approved bonuses for our Named Executive Officers under the 2015 Executive Incentive Plan consistent with the 2015 Funding Percentage. Accordingly, for 2015 Mr. Kra received a bonus of $102,808; Mr. Pyle received a bonus of $158,750; and Leon Trefler received a bonus of $102,808. Mr. Brown resigned from the Company in November 2015 and did not receive a bonus for 2015. In 2015, Mr. Kra and Leon Tefler opted to receive 50% of their CICP payment in RSUs.

Additional Individual Incentive Compensation. In 2015, each of our Named Executive Officers (other than our Chief Executive Officer) was eligible to receive additional individual incentive compensation based upon the achievement of specific performance goals established by our Chief Executive Officer. Mr. Kra’s target was $50,000 in additional individual incentive compensation for the achievement of operational objectives set by our Chief Executive Officer. In 2015, Mr. Pyle’s target was $21,000 in additional individual incentive compensation based upon achievement of operational objectives set by our Chief Executive Officer. In 2015, Leon Trefler’s target was $50,000 based on the achievement of specific sales metrics. For 2015, Mr. Kra received $37,880; Mr. Pyle received $16,800; and Leon Trefler received $55,855.

In addition, in 2015, Leon Trefler, Senior Vice President, Global Customer Success, was eligible for $200,000 in additional incentive compensation related to the value of qualified new license signings achieved by the Company. Mr. Kra, Senior Vice President, Global Customer Success, was eligible for $140,000 in additional incentive compensation related to the value of qualified new license signings achieved by the Company. For 2015, Leon Trefler’s actual additional incentive compensation in the form of sales commissions related to this goal was $192,998 and Mr. Kra’s actual additional incentive compensation in the form of sales commissions related to this goal was $109,832.

In 2016, each of our Named Executive Officers (other than our Chief Executive Officer) is eligible to receive additional incentive payments based upon the performance of specific individual business unit and/or corporate goals tied to the achievement of operational objectives in 2016. In 2016, Mr. Kra’s target is $50,000 in additional incentive payments; Mr. Pyle’s target is $21,000 in additional incentive payments; and Leon Trefler’s target is $50,000 in additional incentive payments. The executive officers will be eligible for these additional incentive payments based upon the level of achievement of their respective objectives. Our Chief Executive Officer will review each executive officer’s respective performance towards achieving these individual, business unit and/or corporate goals. Additionally, in 2016, Leon Trefler and Mr. Kra, Senior Vice Presidents, Global Customer Success, will also be eligible for up to $200,000 and $150,000, respectively, in additional incentive compensation related to the value of qualified new license signings.

Equity. In March 2015, the Compensation Committee approved a periodic equity grant for our Named Executive Officers (other than our Chief Executive Officer) in the form of 50% stock options and 50% RSUs, as part of their total compensation package.

Severance, Retention, and Change in Control Benefits

We have entered into an employment offer letter with Mr. Kra containing provisions for additional cash compensation upon termination of employment under certain circumstances. Specifically, this letter provides for a lump-sum severance payment equal to six months of then-current base salary in the event that his employment is terminated by the Company without cause. The terms of this agreement are more fully described in the “Potential Payments Upon Termination or Change in Control” section below.

Our primary rationale for this payment is our belief that it is standard in our industry to provide a reasonable severance payment to certain high ranking executive officers in the event that they are terminated without cause, and that the absence of such arrangements might jeopardize our chances of hiring and retaining such executives. We limit such post-termination compensation arrangements to situations in which such executive officers are actually terminated, rather than those in which there is a mere change of control.

While this offer letter, which was previously filed with the SEC, does not specifically define what constitutes a termination “without cause,” the Company believes that the term “cause” would be construed consistently with Massachusetts case law, which generally defines it to mean, in this context, that the Company had a reasonable good faith basis for dissatisfaction with the employee, due to lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior, or grounds for discharge reasonably related, in the Company’s good faith judgment, to the needs of the business. There are, or were, no other conditions to the payment of the severance amount.

Under our 2004 Long-Term Incentive Plan as amended in 2011, in the event of the sale of the Company, the Board of Directors, acting through a majority of Directors who are determined to be “independent directors” under the applicable Nasdaq rules, may, in its discretion, provide that all outstanding RSUs, unexercised stock options or other stock-based awards granted under the plan shall be assumed or an equivalent option, right, unit, or restricted stock be substituted by the successor entity; accelerated in full prior to the effective date of the sale of the Company; or cancelled as of the effective date of the sale of the Company; or the Board may apply any combination of the foregoing.

Potential Payments Upon Termination or Change in Control

Under the terms of his employment offer letter, if Mr. Kra is terminated without cause, he would receive a lump-sum severance payment equal to six months of his then-current base salary. By way of example, if Mr. Kra had been terminated without cause on December 31, 2015, he would have received a severance payment of $165,000.

Additionally, as noted above, under our 2004 Long-Term Incentive Plan as amended in 2011, in the event of the sale of the Company, the Board of Directors may provide that all outstanding RSUs, unexercised stock options or other stock-based awards granted under the plan would accelerate in full prior to the effective date of the sale of the Company. The table entitled “Outstanding Equity Awards at Fiscal Year-End” lists all outstanding equity awards held by our Named Executive Officers as of December 31, 2015.

Impact of Regulatory Requirements

Our stock option and RSU grant policies are impacted by FASB ASC Topic 718, formerly FAS 123(R), which we adopted on January 1, 2006. As a result of the adoption of this accounting policy, the Company has generally reduced the number of stock options granted to employees, as has been the case with many companies of similar size in our industry.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its three other most highly compensated executive officers, other than its chief financial officer. Performance-based compensation is excluded from the compensation taken into account for purposes of the $1 million limit if certain requirements are met. The Committee awards compensation to our executive officers as it deems appropriate, even though it may not be fully deductible for the purposes of Section 162(m). Accordingly, compensation attributable to our Executive Incentive Plan, additional individual incentive compensation, or equity awards may not be fully deductible for the purposes of Section 162(m).

Compensation Practices Risk Assessment

The Company has conducted a risk assessment of its compensation programs for executive officers and all other employees. The Company’s Finance, Legal, Human Resources, Internal Audit, and Compliance departments reviewed our compensation programs, practices and policies (“Compensation Programs”). Management reviewed and discussed the findings of this review with the Compensation Committee, and with the Company’s Disclosure Committee, consisting of representatives from its Finance, Legal, Internal Audit, and Compliance departments. Based upon this assessment, the Company has concluded that its Compensation Programs are balanced and do not, by design, motivate excessive risk taking by management and other employees.

In determining that the programs contained an appropriate mix of risk and reward in relation to the Company’s strategy and long term goals without encouraging excessive risk taking by management and other employees, the following elements were considered:

•

In general, compensation consists of a balanced mix of fixed and variable compensation. The fixed component, base salary, provides a stable income stream to employees and executives, while variable compensation, consisting of annual bonuses, commissions for sales and certain services personnel, and bonuses tied to the achievement of management’s business objectives, provides compensation opportunities tied to the Company’s short and long-term goals related to the Company’s strategic initiatives;

•

Annual incentive payments, or bonuses, provide the potential for variable pay based upon the achievement of annual financial and strategic business objectives of the Company. These objectives are set at the Company level and are not based upon the results for any one individual, team or division. Our Board of Directors has discretion to finally determine the corporate funding percentage. Moreover, the Compensation Committee determines and approves executive officer compensation and has the discretion to modify individual payout amounts to reflect an individual’s performance;

•

The incentive plans for our salesforce align variable compensation with both short and long-term goals. A percentage of commissions are payable on contract signing, while the remaining percentage is payable after deployment of our software by our customers. Corporate controls require material customer contracts to be approved by Finance and Legal personnel, in addition to Sales management, prior to execution. The Company’s senior management also reviews and approves material nonstandard contract terms; and

•

Equity awards, which are granted to United States and most international employees, may consist of both stock options and RSUs, and align employee equity compensation with the Company’s long-term success. Additionally, senior level executives receive equity compensation in both RSUs and stock options to further align their interests with those of our stockholders. Equity awards typically vest over five years and increase in value if our stock price increases over time.

EXECUTIVE COMPENSATION

The following table sets forth information required under applicable SEC rules about the compensation for 2015, 2014 and 2013 of (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three most highly compensated other executive officers who were serving as officers on December 31, 2015.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)		Stock Awards ($) (2)		Option Awards ($) (3)		Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Alan Trefler	2015	456,000	—		—		—		410,677	22,230	888,907
Chairman and Chief Executive Officer	2014	419,000	—		—		—		309,600	22,926	751,526
	2013	400,000	—		—		—		323,813	22,952	746,765

Rafeal Brown	2015	369,000	—		472,535	(7)(8)	375,082	(8)	—	26,921	1,243,538
Chief Administrative Officer, Chief Financial Officer and Senior Vice President (6)	2014	380,000	13,650		175,036	(9)	175,034	(9)	155,800	26,304	925,824
	2013	80,000	250,000	(10)	1,500,023	(11)	509,042	(11)	36,173	5,521	2,380,759

Douglas Kra	2015	343,000	147,711		225,018	(8)	225,095	(8)	102,808	27,095	1,070,727
Senior Vice President, Global Customer Success	2014	329,000	70,754		200,024	(9)	200,045	(9)	108,100	27,337	935,260
	2013	310,000	39,812		—		—		139,396	27,510	516,718

Michael Pyle	2015	348,000	21,000		308,784	(7)(8)	225,095	(8)	173,789	22,324	1,098,992
Senior Vice President, Engineering	2014	324,000	17,010		256,295	(7)(9)	175,034	(9)	147,659	21,564	941,562
	2013	305,000	14,812		76,262	(7)	—		68,509	21,784	486,367

Leon Trefler	2015	343,000	248,852		299,525	(7)(8)	250,106	(8)	102,808	16,675	1,260,966
Senior Vice President, Global Customer Success	2014	324,000	210,792		200,024	(9)	200,045	(9)	74,900	16,335	1,026,096
	2013	300,000	170,200		—		—		53,938	16,498	540,636

(1)	Represents (i) additional individual incentive compensation payments for Messrs. Brown, Kra, Pyle, and Leon Trefler, which were earned during the year and (ii) sales commissions for Leon Trefler, which were earned during the year shown, and for Mr. Kra for 2014 and 2015 only.
(2)	These amounts reflect the dollar amount of the aggregate grant date fair value of RSU awards granted in 2015, 2014, and 2013, in accordance with FASB ASC Topic 718. The calculation of the fair value of RSU awards is set forth under Note 15 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 25, 2016.
(3)	These amounts reflect the dollar amount of the aggregate grant date fair value of stock option awards granted in 2015, 2014, and 2013 in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of option awards are set forth under Note 15 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 25, 2016.
(4)	Represents bonuses earned under the Corporate Incentive Compensation Plan in the year shown and paid in the following year.
(5)	These amounts are comprised of the Company 401(k) match, Company-paid parking, and Company-paid health, dental, and other insurance premiums.
(6)	Mr. Brown, our former Chief Administrative Officer, Chief Financial Officer and Senior Vice President, resigned from the Company effective November 30, 2015. Mr. Brown joined the Company in October 2013.
(7)	These amounts include the Named Executive Officer’s election to receive 50% of his target incentive compensation under the Corporate Incentive Compensation Plan in the year shown in the form of RSUs instead of cash.
(8)	Represents RSU and option awards granted in March 2015 as part of the Named Executive Officer’s 2014 compensation package.
(9)	Represents RSU and option awards granted in March 2014 as part of the Named Executive Officer’s 2013 compensation package.
(10)	Represents the Named Executive Officer’s sign-on/relocation bonus of $250,000.
(11)	Represents the Named Executive Officer’s newly hired Company employee equity award in the form of 75% RSUs and 25% Options.

The following table sets forth certain information with respect to the plan-based awards granted during or for the fiscal year ended December 31, 2015 to each of the Named Executive Officers.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)		All Other Option Awards: Number of Securities Underlying Options (#) (3)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($) (2)	Threshold (#)	Target (#)	Maximum (#)
Alan Trefler	—	277,200		396,000		—	—	—	—	—		—		—	—
Chairman and Chief Executive Officer

Rafeal Brown	3/2/2015	—	(5)	—	(5)	—	—	—	—	16,781	(6)	30,365		20.49	547,615
Chief Administrative Officer, Chief Financial Officer and Senior Vice President	5/21/2015	—		—		—	—	—	—	6,788	(7)	19,256	(7)	22.40	300,002

Douglas Kra	3/2/2015	69,300		99,000		—	—	—	—	11,145		30,365		20.49	450,113
Senior Vice President, Global Customer Success

Michael Pyle	3/2/2015	58,625	(6)	83,750	(6)	—	—	—	—	15,987	(6)	30,365		20.49	533,879
Senior Vice President, Engineering

Leon Trefler	3/2/2015	34,650	(6)	49,500	(6)	—	—	—	—	15,245	(6)	33,739		20.49	549,631
Senior Vice President, Global Customer Success

(1)	All awards were made pursuant to the Company’s 2015 Executive Incentive Compensation Plan.
(2)	There is no maximum payout amount, as additional incentives can be earned for performance above targets, as determined by the Board in its discretion.
(3)	All equity awards were made pursuant to the Company’s 2004 Long-Term Incentive Plan as amended in 2011.
(4)	The amounts in this column reflect the dollar amount of the aggregate grant date fair value for the entire option and RSU award granted in 2015, in accordance with FASB ASC Topic 718.
(5)	Mr. Brown resigned from the Company in November 2015. He is not eligible to receive the 2015 Executive Incentive Compensation Plan payment.
(6)	Includes the Named Executive Officer’s election to receive 50% of his target incentive compensation under the 2015 Executive Incentive Compensation Plan in the form of RSUs instead of cash.
(7)	Represents an additional retention award granted to Mr. Brown.

The following table sets forth certain information with respect to the value of outstanding equity awards, at December 31, 2015, previously granted to the Named Executive Officers. All equity awards were granted under the Company’s 2004 Long-Term Incentive Plan as amended in 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alan Trefler	—	—	—	—	—	—		—	—	—
Chairman and Chief Executive Officer

Rafeal Brown	—	—	—	—	—	—		—	—	—
Chief Administrative Officer, Chief Financial Officer and Senior Vice President (4)

Douglas Kra	32,000	—	—	6.00	12/13/2017	—		—	—	—
Senior Vice President, Global Customer Success	11,740	—	—	5.94	12/11/2018	—		—	—	—
	6,390	—	—	16.15	12/15/2019	—		—	—	—
	3,736	—	—	18.02	3/1/2020	—		—	—	—
	14,190	748	—	16.02	3/17/2021	284		7,810	—	—
	10,274	3,426	—	18.03	3/7/2022	1,400		38,500	—	—
	38,822	25,882	—	11.05	12/12/2022	—		—	—	—
	9,108	16,918	—	20.05	3/7/2024	6,536		179,740	—	—
	—	30,365	—	20.49	3/2/2025	11,145		306,488	—	—

Michael Pyle	32,000	—	—	6.00	12/13/2017	—		—	—	—
Senior Vice President, Engineering	9,400	—	—	5.94	12/11/2018	—		—	—	—
	6,390	—	—	16.15	12/15/2019	—		—	—	—
	3,736	—	—	18.02	3/1/2020	—		—	—	—
	11,826	624	—	16.02	3/17/2021	238		6,545	—	—
	10,274	3,426	—	18.03	3/7/2022	1,400		38,500	—	—
	32,352	21,568	—	11.05	12/12/2022	—		—	—	—
	7,970	14,802	—	20.05	3/7/2024	5,720		157,300	—	—
	—	30,365	—	20.49	3/2/2025	15,987	(5)	439,643	—	—

Leon Trefler	7,800	—	—	6.00	12/13/2017	—		—	—	—
Senior Vice President, Global Customer Success	3,880	—	—	5.94	12/11/2018	—		—	—	—
	6,390	—	—	16.15	12/15/2019	—		—	—	—
	18,672	—	—	18.02	3/1/2020	—		—	—	—
	14,190	748	—	16.02	3/17/2021	284		7,810	—	—
	12,842	4,282	—	18.03	3/7/2022	1,750		48,125	—	—
	38,822	25,882	—	11.05	12/12/2022	—		—	—	—
	9,108	16,918	—	20.05	3/7/2024	6,536		179,740	—	—
	—	33,739	—	20.49	3/2/2025	15,245	(5)	419,238	—	—

(1)	Unless otherwise noted, stock options vest on a five-year schedule, with 20% vesting after one year and the remaining 80% vesting in equal quarterly installments over the remaining four years. Options expire ten years from the grant date.

(2)	These units of stock are RSUs, each of which represents the right to receive, following vesting, one share of common stock. Unless otherwise noted, RSUs vest on a five-year schedule, with 20% vesting after one year and the remaining 80% vesting in equal quarterly installments over the remaining four years.
(3)	Market value is calculated using a share price of $27.50, the closing price of the Company’s common stock on the NASDAQ Stock Market on December 31, 2015.
(4)	Mr. Brown, our former Chief Administrative Officer, Chief Financial Officer and Senior Vice President, resigned from the Company in November 2015.
(5)	Includes RSUs granted in connection with the Named Executive Officer’s election to receive 50% of his target incentive compensation under the 2015 Executive Incentive Compensation Plan in the form of RSUs instead of cash, which vests in full one year from the grant date.

The following table sets forth certain information with respect to the options exercised by the Named Executive Officers or RSUs vested during 2015.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan Trefler Chairman and Chief Executive Officer	—	—	—	—

Rafeal Brown Chief Administrative Officer, Chief Financial Officer and Senior Vice President (1)	35,238	367,759	18,622	439,415

Douglas Kra Senior Vice President, Global Customer Success	19,996	389,965	5,842	133,534

Michael Pyle Senior Vice President, Engineering	—	—	9,278	200,665

Leon Trefler Senior Vice President, Global Customer Success	—	—	6,400	145,707

(1)	Mr. Brown, our former Chief Administrative Officer, Chief Financial Officer and Senior Vice President, resigned from the Company in November 2015.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Compensation Committee for the year ended December 31, 2015 were James O’Halloran (Chairman), Richard Jones, Steven Kaplan, Larry Weber, and William Wyman. None of the members of our Compensation Committee were, at any time during 2015, an officer or employee of ours or any of our subsidiaries. Richard Jones served as our President and Chief Operating Officer from October 1999 to September 2002, and was a part-time employee of Pegasystems from July 2002 to July 2007. James O’Halloran served as our Senior Vice President, Chief Financial Officer, Treasurer, and Secretary from June 1999 to August 2001. Neither Steven Kaplan, Larry Weber, nor William Wyman has ever been an officer or employee of ours or any of our subsidiaries. None of the members of our Compensation Committee had any relationship with us during 2015 that was required to be disclosed under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers served as a Director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officers served on our Board of Directors or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and Named Executive Officers, and the holders of more than 10% of our common stock, to file reports with the SEC disclosing their ownership of our stock and changes in such ownership. Officers, Directors, and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of our records and written representations by persons required to file these reports, during 2015, all filing requirements under Section 16(a) were complied with in a timely fashion, with the exception of a Form 4/A filed on February 13, 2015 on behalf of Rafeal Brown, and Forms 4/A filed on March 20, 2015 on behalf of Messrs. Brown, Pyle, Leon Trefler, and Efstathios Kouninis, our Chief Accounting Officer and Vice President, Finance.

COMMITTEE REPORTS

The following reports by our Compensation Committee and Audit Committee shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. The reports shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates any such report by reference into such filing.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis,” or “CD&A,” with management, and, based on such review and discussion, recommended to the Board of Directors the inclusion of the CD&A in this proxy statement.

Compensation Committee

James O’Halloran, Chairman

Richard Jones

Steven Kaplan

Larry Weber

William Wyman

PROPOSAL 3 – APPROVAL OF THE AMENDED AND RESTATED 2004 LONG-TERM INCENTIVE PLAN

At the Annual Meeting, our stockholders will be asked to approve the amended and restated Pegasystems Inc. 2004 Long-Term Incentive Plan (the “Plan”). The Plan was originally approved by our stockholders in June 2004. As originally approved, the total number of authorized shares available for grant under the Plan was 7,000,000, and the Plan’s term would run until March 10, 2014. The Plan was amended and approved by our stockholders in July 2011. As amended and approved in 2011, 5,000,000 shares were added to the authorized grant amount to increase that amount to 12,000,000 shares, and the term was extended to May 18, 2021. In 2014, our Board of Directors approved a two-for-one stock split of our common stock. As a result, the amount of shares authorized for issuance under the Plan doubled from 12,000,000 to 24,000,000.

If this proposal is approved, 6,000,000 shares will be added to the authorized grant amount to increase that amount to 30,000,000 shares. We estimate that we will have used approximately 20,540,784 shares by March 31, 2016 from our current authorization of 24,000,000 shares, leaving approximately 3,459,216 remaining shares authorized under the Plan (including shares from cancellations of stock options and RSUs). We believe that the proposed increase in shares will suffice for the Plan for at least the next three years. In addition, this year, together with legal counsel, we undertook a comprehensive review of the Plan. As a result of this review, we identified a number of provisions in the Plan to be amended in order to bring the Plan into line with industry best practices and certain changes in legal and accounting interpretations. Although not all of these changes are required to be approved by stockholders under applicable law or regulation, we have included these discretionary amendments in a single amendment and restatement of the Plan that we are submitting for stockholder approval at the Annual Meeting.

In summary, the proposed amendments to the Plan would:

•	increase the total number of authorized shares under the Plan by 6,000,000 shares, so that the aggregate number of awards that may be granted under the Plan is 30,000,000 shares;

•	extend the term of the Plan from May 18, 2021 through June 10, 2026;

•	provide for a limit on the aggregate amount of equity and cash compensation that may be awarded to any non-employee director during any one fiscal year; and

•	allow for greater flexibility of online acceptance of equity grants.

We believe that our ability to attract and retain qualified, high-performing employees is vital to our success and growth as a Company. Equity awards are a very effective retention tool that encourages and rewards employee performance that aligns with stockholders’ interests. We believe that the Plan as proposed to be amended and restated is an essential, up-to-date platform to accomplish these objectives, and we request your approval of the Plan. We are seeking your approval of the material terms of the amended and restated Plan to allow equity awards granted under the Plan to be tax-deductible under Section 162(m) of the Code.

On April 15, 2016, our Board of Directors adopted, subject to stockholder approval, the amended and restated Plan described above. The following summary of the Plan, as so amended and restated, does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, which is attached as Appendix A to this proxy statement.

The Board of Directors recommends that you vote FOR the approval of the Plan, and proxies solicited by the Board will be voted in favor of the Plan unless a stockholder has indicated otherwise on the proxy.

Purposes

The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, to promote the success of our business, and to continue to link employee compensation with our performance. Options, RSUs, stock purchase rights and other stock-based awards may be granted under the Plan.

Administration

Subject to the provisions of the Plan, the Committee has authority in its discretion to: (1) determine fair market value of our common stock; (2) select employees, directors and consultants to whom awards may be granted; (3) determine the number of shares covered by awards; (4) approve forms of agreement for use under the Plan; (5) determine the terms and conditions of awards; (6) determine whether and under what circumstances an option may be settled in cash instead of common stock; (7) reduce the exercise price or purchase price of any award to the then fair market value if the fair market value has declined since the date of grant (with shareholder approval); (8) initiate a program whereby outstanding options are exchanged for options with a lower exercise price (with shareholder approval); (9) prescribe, amend or rescind rules and regulations relating to the Plan; (10) construe and interpret the terms of the Plan and awards granted pursuant to the Plan; (11) subject awards granted pursuant to the Plan to forfeiture, setoff, recoupment or other recovery if the Committee determines in good faith that such action is required by applicable law or Company policy; and (12) modify terms of the Plan or adopt additional terms and conditions in order to facilitate the granting of awards in foreign jurisdictions.

Shares Subject to the Plan

The stock subject to options and awards under the Plan is authorized but unissued shares of our common stock or shares of treasury common stock. Any shares subject to an option that for any reason expires or is terminated unexercised as to such shares and any restricted stock that is forfeited and repurchased by us at not more than its exercise price as a result of the exercise of a repurchase option may again be the subject of an option or award under the Plan. The number of shares of common stock that may be issued under the Plan may not exceed 30,000,000 shares, subject to adjustment, as described below. On March 31, 2016, the closing sale price of our common stock was $25.38 per share.

Section 162(m) Limitations

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the chief executive officer or any of the three other most highly compensated officers (other than the chief financial officer). Certain performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m). One of the requirements for equity compensation plans is that there must be a limit to the number of shares granted during a specified period to any one individual under the plan. Accordingly, the Plan provides that no participant may be granted awards in any one fiscal year of the Company to purchase or otherwise acquire more than 6,000,000 shares of our common stock under the Plan (the same limit as under the prior version of the Plan, adjusted to reflect the 2014 two-for-one stock split of the Company’s common stock). Stockholder approval of this proposal will constitute stockholder approval of this limitation for Section 162(m) purposes.

Qualifying Performance Criteria Under Section 162(m)

Another requirement under Section 162(m) is that “performance-based compensation” must be based on pre-determined performance goals whose underlying criteria are approved by stockholders. The Plan contains a list of qualifying performance goals on which the Company may base an executive’s performance-based incentive compensation, in order to enhance the Company’s ability to select appropriate performance criteria that will incentivize participants and align with the Company’s business goals as well as to allow such awards to qualify under Section 162(m). Specifically, qualifying performance goals will be based exclusively on one or more of the following business criteria determined with respect to the Company and its subsidiaries on a group-wide basis or on the basis of subsidiary, business platform, or operating unit results: (1) earnings per share (on a fully diluted or other basis), (2) pretax or after tax net income, (3) operating income, (4) gross revenue, (5) profit margin, (6) stock price targets or stock price maintenance, (7) working capital, (8) free cash flow, (9) cash flow, (10) return on equity, (11) return on capital or return on invested capital, (12) earnings before interest, taxes, depreciation, and amortization (EBITDA), (13) economic value added, (14) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, license signings, market penetration, geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures or other operational goals, (15) total shareholder return, or (16) any combination of these measures as determined by the Committee. Stockholder approval of this proposal will constitute stockholder approval of these performance goals for Section 162(m) purposes.

Non-employee Director Limits

In addition, the maximum number of shares subject to awards granted during a single fiscal year to any non-employee director under this plan and under any other equity plan maintained by us, taken together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any award granted in a previous fiscal year).

Eligibility

Nonstatutory stock options, or NSOs, RSUs, stock purchase rights and other stock-based awards (other than incentive stock options) may be granted to employees, directors, and consultants. Incentive stock options, or ISOs, may be granted only to employees. Each option will be designated in the stock option agreement as eitheran ISO or a NSO. Notwithstanding the terms of any award under the Plan, in the event of certain misconduct by a participant, all awards to that participant will be terminated and all shares acquired by the participant under the Plan will be subject to repurchase by us at any time within 180 days after we have knowledge of such misconduct. In addition, awards under the Plan and shares obtained pursuant to or upon exercise of such awards are subject to forfeiture, setoff, recoupment or other recovery if the Committee determines in good faith that such action is required by applicable law or Company policy.

Terms and Conditions of Options

Exercise Price. The exercise price for shares issued upon exercise of options will be determined by the Committee. The exercise price of ISOs may not be less than 100% of the fair market value on the date the option is granted. The exercise price of ISOs granted to a 10% or greater stockholder may not be less than 110% of the fair market value on the date of grant.

Form of Consideration. The means of payment for shares issued upon exercise of an option will be specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note of the participant, wire transfer, other shares of our common stock (with some restrictions), consideration received by us under a cashless exercise program implemented by us in connection with the Plan, or any combination of the foregoing.

Term of Options. The term of an option may be no more than ten years from the date of grant, except that the term of an incentive stock option granted to a 10% or greater stockholder may not exceed five years from the date of grant.

Termination of Employment. No option may be exercised more than three months following termination other than by reason of the participant’s death, disability or retirement, or such other period as set forth in the option agreement. If, on the date of termination, a participant is not fully vested, the shares covered by the unvested portion will revert to the Plan.

Death or Disability. An option is exercisable for 12 months following death of the participant or 24 months following termination for a disability or such other period as set forth in the option agreement. If, on the date of death or termination, a participant is not fully vested, the shares covered by the unvested portion will revert to the Plan.

Retirement. Upon the retirement at or after the age of 60, an option is exercisable for 24 months following retirement or such other period as set forth in the option agreement. If, on the date of retirement, a participant is not fully vested, the shares covered by the unvested portion will revert to the Plan.

Other Provisions. The stock option agreement for each option grant may contain other terms, provisions and conditions not inconsistent with the Plan, as may be determined by the Committee.

Restricted Stock Units

The Committee may grant RSUs under the Plan with such terms and conditions as the Committee shall determine. Each RSU represents the right to acquire a share of our common stock in the future, with the future delivery of the shares subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of one or more specified conditions. A participant may not vote the shares represented by an RSU, but an RSU award may provide a participant with the right to receive dividend equivalent payments with respect to the common stock subject to the award (both before and after such common stock is vested).

Terms and Conditions of Stock Purchase Rights

Rights to Purchase. Stock purchase rights may be issued either alone, in addition to, or in tandem with, other awards granted under the Plan and/or cash awards made outside of the Plan.

Right of Repurchase. Unless the Committee determines otherwise, the stock purchase agreement will grant us the right to repurchase the stock sold upon the termination of the participant’s service to us or upon the failure to satisfy any performance objectives or other conditions specified in the stock purchase agreement. The repurchase price will be the purchase price paid by the participant or the purchase price for Restricted Shares repurchased pursuant to the Right of Repurchase shall be the purchase price paid by the Purchaser or such other price determined by the Committee and set forth in the Stock Purchase Agreement, and may be paid by cancellation of any indebtedness of the Purchaser to the Company. The repurchase right will lapse upon such conditions or at such rate as the Committee may determine and set forth in the stock purchase agreement.

Other Stock-Based Awards

The Committee will have the right to grant other awards based upon our common stock, having such terms and conditions as the Committee may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into common stock and the grant of stock appreciation rights.

Adjustments

Changes in Capitalization. In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than a normal cash dividend, (1) the number and class of securities available under the Plan, (2) the per-participant limit and the non-employee director limit, (3) the number and class of securities and exercise price per share subject to each outstanding award, (4) the price per share at which outstanding restricted shares may be repurchased, and (5) the terms of each other outstanding award shall be appropriately adjusted (or substituted awards may be made, if applicable) to the extent that the administrator of the Plan shall determine, in good faith, is necessary and appropriate.

Dissolution or Liquidation. The Committee in its discretion may provide for a participant to have the right to exercise his or her award until 15 days prior to any dissolution or liquidation of Pegasystems. To the extent not previously exercised, an award will terminate immediately prior to the consummation of any proposed dissolution or liquidation.

Sale of the Company. Except as otherwise provided in any stock option agreement, stock purchase agreement, RSU agreement or other document evidencing such rights, in the event a third party acquires a majority of the voting power of Pegasystems, whether through the sale of substantially all of our assets, the sale of our voting securities or a merger or consolidation, the Committee, in its discretion, may provide for the assumption, substitution or adjustment of each outstanding award, accelerate the vesting of options or RSUs and terminate any restrictions on stock awards, or cancel awards for a cash payment to the participant.

Limits on Transferability

An ISO granted under the Plan may not be transferred during a participant’s lifetime and will not be transferable other than by will or by the laws of descent and distribution following the participant’s death. With the permission of the Committee, NSOs, stock purchase rights, RSUs or shares granted under the Plan may be assigned during a participant’s lifetime to members of the participant’s family or to a trust established for such family members or the participant’s former spouse pursuant to the participant’s estate plan or pursuant to a domestic relations order.

Amendment and Termination

Our Board may at any time amend, alter, suspend or terminate the Plan. The Board will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable laws. Except as otherwise provided in the Plan, no amendment, alteration, suspension or termination of the Plan shall materially and adversely impair the rights of any participant, unless mutually agreed in writing.

Federal Income Tax Consequences

Incentive Stock Options.

The following general rules are applicable under current United States federal income tax law to ISOs granted under the Plan.

1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the exercise of the ISO, and no corresponding federal tax deduction is allowed to the Company upon either grant or exercise of an ISO.

2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years following the date the option was granted or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise (the “Holding Periods”), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as long-term capital gain or loss to the optionee.

3. If shares acquired upon exercise of an ISO are disposed of before the Holding Periods are met (a “Disqualifying Disposition”), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

4. In any year that an optionee recognizes ordinary income as the result of a Disqualifying Disposition, the Company generally should be entitled to a corresponding deduction for federal income tax purposes.

5. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain to the optionee.

6. Capital gain or loss recognized by an optionee upon a disposition of shares will be long-term capital gain or loss if the optionee’s holding period for the shares exceeds one year.

7. An optionee may be entitled to exercise an ISO by delivering shares of the Company’s common stock to the Company in payment of the exercise price, if so provided by the Committee. If an optionee exercises an ISO in such fashion, special rules will apply.

8. In addition to the tax consequences described above, the exercise of an ISO may result in additional tax liability to the optionee under the alternative minimum tax rules. The Code provides that an alternative minimum tax (at a maximum rate of 28%) will be applied against a taxable base which is equal to “alternative minimum taxable income” reduced by a statutory exemption. In general, the amount by which the value of the common stock received upon exercise of the ISO exceeds the exercise price is included in the optionee’s alternative minimum taxable income. A taxpayer is required to pay the higher of his or her regular tax liability or the alternative minimum tax. A taxpayer that pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

9. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

Nonstatutory Stock Options.

The following general rules are applicable under current federal income tax law to NSOs granted under the Plan:

1. The optionee generally does not realize any taxable income upon the grant of a NSO, and the Company is not allowed a federal income tax deduction by reason of such grant.

2. The optionee generally will recognize ordinary income at the time of exercise of a NSO in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

3. When the optionee sells the shares acquired pursuant to a NSO, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee’s holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

4. The Company generally should be entitled to a corresponding tax deduction for federal income tax purposes when the optionee recognizes ordinary income.

5. An optionee may be entitled to exercise a NSO by delivering shares of the Company’s common stock to the Company in payment of the exercise price, if so provided by the Committee. If an optionee exercises a NSO in such fashion, special rules will apply.

6. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

Awards and Purchases.

The following general rules are applicable under current federal income tax law to awards of RSUs or the granting of opportunities to make direct stock purchases under the Plan:

1. The recipient of RSUs will not recognize taxable income at the time of a grant of a RSU, and the Company will not be entitled to a tax deduction at that time. The recipient will recognize compensation taxable as ordinary income, however, at the time of the settlement of the award, equal to the fair market value of any shares delivered and the amount of cash paid. The Company will generally be entitled to a corresponding deduction, except to the extent that the deduction limits of Section 162(m) apply.

2. The purchaser of unrestricted shares will recognize compensation taxable as ordinary income at the time of the grant, equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will generally be entitled to a corresponding deduction at that time, except to the extent that the deduction limits of Section 162(m) apply.

3. The purchaser of restricted shares will not recognize taxable income at the time of a grant of shares of restricted shares, and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at that time. If that election is made, the participant will recognize compensation taxable as ordinary income at the time of the grant, equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income at the time the restrictions lapse, in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will generally be entitled to a corresponding deduction at the time the ordinary income is recognized by the recipient, except to the extent that the deduction limits of Section 162(m) of the Code apply.

4. In addition, a participant receiving dividends with respect to restricted shares for which the above-described election has not been made, and prior to the time the restrictions lapse, will recognize compensation taxable as ordinary income rather than dividend income. The Company will generally be entitled to a corresponding deduction, except to the extent that the deduction limits of Section 162(m) apply.

Other Tax Considerations.

A participant who receives accelerated vesting, exercise or payment of awards contingent upon or in connection with a change of control may be deemed to have received an “excess parachute payment” under Section 280G of the Code. In such event, the participant may be subject to a 20% excise tax and the Company may be denied a tax deduction for such payments.

It is the intention of the Company that awards will comply with Section 409A of the Code regarding nonqualified deferred compensation arrangements or will satisfy the conditions of applicable exemptions. However, if an award is subject to and fails to comply with the requirements of Section 409A, the participant may recognize ordinary income on the amounts deferred under the award, to the extent vested, prior to the time when the compensation is received. In addition, Section 409A imposes a 20% penalty tax, as well as interest, on the participant with respect to such amounts.

The foregoing general tax discussion is intended for the information of the Company’s shareholders considering how to vote with respect to this proposal, and not as tax guidance to participants in the Plan.

Equity Compensation Plan Information

As of December 31, 2015, awards covering 26,792,955 shares of the Company’s common stock had been granted under the Plan. This number of shares includes shares subject to awards that have expired or terminated without having been exercised or paid, shares delivered by a participant in satisfaction of the exercise price of an option and shares withheld by the Company in satisfaction of taxes required to be withheld, in connection with the exercise of an option or settlement of RSUs, and have become available for new award grants pursuant to the terms of the Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and restricted stock unit vesting prior to that date, and any option or unvested restricted stock unit holdings as of that date. The amounts that will be awarded in the future under the Plan are not currently determinable.

	STOCK OPTIONS					RESTRICTED STOCK UNITS				UNRESTRICTED COMMON STOCK
Name and Position	Number of Shares Subject to Past Option Grants		Number of Shares Acquired On Exercise (1)	Number of Shares Underlying Options as of December 31, 2015		Number of Shares Subject to Past Unit Awards		Number of Units Vested as of December 31, 2015 (1)	Number of Units Outstanding and Unvested as of December 31, 2015	Number of Shares Issued
				Exercisable	Unexercisable
Named Executive Officers:
Alan Trefler Chairman and Chief Executive Officer	—		—	—	—	—		—	—	—
Rafeal Brown Chief Administrative Officer, Chief Financial Officer and Senior Vice President	143,417	(2)	35,238	—	—	112,283	(2)	34,604	—	—
Douglas Kra Senior Vice President, Global Customer Success	403,599		200,000	126,260	77,339	64,107		44,742	19,365	—
Michael Pyle Senior Vice President, Engineering	324,733		140,000	113,948	70,785	105,735		82,390	23,345	—
Leon Trefler Senior Vice President, Global Customer Success	277,873		84,600	111,704	81,569	61,663		37,848	23,815	—

Total for all current Executive Officers (including the Named Executive Officers identified above):	1,069,275		459,890	354,506	254,879	250,321		174,792	75,529	—
Non-Executive Director Group:	240,000		240,000	—	—	14,310		14,310	—	316,896
Each other person who has received 5% or more of the options, warrants or rights under the Plan:	—		—	—	—	—		—	—	—
All employees, including all current officers who are not executive officers or directors, as a group:	10,604,251		4,704,922	2,009,252	3,890,077	4,682,418		2,151,261	2,531,157	—
Total	11,913,526		5,404,812	2,363,758	4,144,956	4,947,049		2,340,363	2,606,686	316,896

(1)	Number of Shares/Units shown gross; calculation does not take into effect net-settlement feature that enables the employee to satisfy the cost to exercise (in the case of stock options) and, if applicable, taxes due (in the case of stock options and RSUs) by surrendering shares to the Company based on the fair value of the shares at the exercise date (in the case of stock options) or vesting date (in the case of RSUs), instead of selling all of the shares on the open market to satisfy these obligations.
(2)	Mr. Brown resigned from the Company in November 2015; shares granted include 108,179 unvested options and 77,679 unvested RUSs that forfeited upon termination.

PROPOSAL 4 – APPROVAL OF THE RESTRICTED STOCK UNIT SUB-PLAN OF THE PEGASYSTEMS INC. 2004 LONG-TERM INCENTIVE PLAN FOR FRENCH PARTICIPANTS

At our Annual Meeting, our stockholders will be asked to approve the Restricted Stock Unit Sub Plan of the Pegasystems Inc. 2004 Long-Term Incentive Plan for French Participants (the “French Sub-Plan”). The French Sub-Plan operates under the 2004 Long-Term Incentive Plan (the “Plan”). Stockholders are being asked to approve certain amendments to the Plan. See Proposal 3 – Approval of the Amended and Restated Pegasystems Inc. 2004 Long-Term Incentive Plan for details about the Plan.

We are seeking approval of the French Sub-Plan to qualify under the so-called “Macron Law” in France, so that restricted stock units (“RSUs”) and performance stock units that we grant under the French Sub-Plan to individuals who are subject to taxation under French law may qualify as “French-qualified RSUs,” which are subject to more favorable tax treatment.

Under the French Sub-Plan, any such French-qualified RSUs will be satisfied from the existing share reserve of the Plan and will have terms consistent with the terms of the Plan. Approval of this proposal will not increase the number of shares of Company common stock reserved for grant pursuant to awards issued under the Plan.

The Company or its subsidiaries, including Pegasystems France SARL, employ individuals who are subject to taxation under French law. Due to the recent enactment of the Macron Law (effective August 8, 2015), certain equity compensation awards granted under the French Sub-Plan may qualify as French-qualified RSUs, assuming that stockholders approve the French Sub-Plan. Such stockholder approval would allow these grants to qualify as French-qualified RSUs, thereby resulting in lower income taxation and social taxes for the individuals and lower social taxes for the Company.

In the event that the French Sub-Plan is not approved by stockholders, the Company may still grant equity awards to employees of the Company or its subsidiaries who are subject to taxation under French law; however, in that event, it is possible that such grants would be not benefit from the provisions of the Macron Law relating to French-qualified RSUs.

Only individuals who, on the grant date, are resident for tax purposes in France and/or subject to the French social security contributions regime and either are employed by the French subsidiary of the Company or are a managing director of such a subsidiary are eligible to participate in the French Sub-Plan. Subject to stockholder approval, we expect to make grants of French-qualified RSUs to certain of our French employees, as well as those we may hire over time.

A French-qualified RSU will generally vest two years after grant provided that the participant is still employed by the Company or a subsidiary. Vesting will be accelerated in the event of death of participant, and may be in the event of disability, at the discretion of the Committee.

A French-qualified RSU shall be granted to a French participant for no consideration, and may only be settled in shares of the Company’s common stock.

The shares held by a French participant pursuant to a French-qualified RSU may not be sold by the participant during certain closed periods described in the French Sub-Plan.

On April 15, 2016, our Board of Directors adopted, subject to stockholder approval, the French Sub-Plan described above. The above summary of the French Sub-Plan, does not purport to be complete and is qualified in its entirety by reference to the full text of the French Sub-Plan, which is attached as Appendix B to this proxy statement.

The Board of Directors recommends that you vote FOR the approval of the French Sub-Plan, and proxies solicited by the Board will be voted in favor of the French Sub-Plan unless a stockholder has indicated otherwise on the proxy.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The primary duties and responsibilities of the Audit Committee are to: (1) select and engage our independent registered public accounting firm; (2) serve as an independent and objective party to monitor our internal controls over financial reporting and disclosure controls; (3) review and appraise the audit efforts of our independent registered public accounting firm and internal audit functions; (4) review the independent registered public accounting firm’s fees; (5) ensure professional handling of employee complaints through the Company’s hotline process for the reporting of concerns regarding questionable accounting or auditing matters which is monitored by the Company’s compliance team; and (6) provide an open avenue of communication among the independent registered public accounting firm, financial and senior management and the Board of Directors. The Audit Committee is also responsible for overseeing legal compliance matters, including our Code of Conduct.

The Audit Committee consists of three members, each of whom is an “independent director” as defined by Nasdaq Rule 5605(c)(2). The Board of Directors has determined that the members of the Audit Committee satisfy the requirements of the Nasdaq Rules as to independence, financial sophistication, and expertise. In addition, the Board of Directors has determined that Mr. O’Halloran is our “audit committee financial expert” as defined by SEC rules. The Audit Committee operates under a written charter, approved by the Board of Directors, which was last amended in March 2009.

In fulfilling its oversight responsibilities regarding the Company’s 2015 financial statements, the Audit Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee’s review included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Auditing Standard No. 16—Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (United States), and Securities and Exchange Commission Regulation S-X Rule 2-07, including the process used by management in formulating particularly sensitive accounting estimates (including significant tax positions) and the basis for the conclusions of the independent registered public accounting firm regarding the reasonableness of those estimates.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has received the written disclosure and the letter from the independent registered accounting firm required by the applicable requirements of the Public Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from management and Pegasystems, consistent with the applicable requirements of the Public Accounting Oversight Board.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for its audits in 2015. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its audits, the understanding of our internal controls, and the overall quality of our financial reporting. The Audit Committee held five meetings during 2015.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015. The Audit Committee has also selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016.

Audit Committee

Steven Kaplan, Chairman

Peter Gyenes

James O’Halloran

PROPOSAL 5 – RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2016. Deloitte & Touche LLP audited our financial statements for the fiscal year ended December 31, 2015. Although stockholder approval of the selection of Deloitte & Touche LLP is not required by law, our Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and proxies solicited by the Board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Deloitte & Touche LLP, independent registered public accounting firm, audited our financial statements for the fiscal years ended December 31, 2015 and December 31, 2014. The following table shows the fees for audit and other services provided by Deloitte & Touche LLP for 2015 and 2014.

	2015 (in thousands) ($)	2014 (in thousands) ($)
Audit fees (1)	2,049	2,039
Tax fees (2)	47	29
All other fees (3)	109	119

Total	2,205	2,187

(1)	Represents fees billed for professional services provided in connection with the audit of our financial statements and the reviews of reports on Forms 10-Q and 10-K for the applicable year.
(2)	Represents fees billed in the applicable year for tax compliance, tax advice and tax planning services.
(3)	In 2014, amounts represent fees billed for the subscription to an online accounting research tool, as well as online membership to an HR advisory service, and professional services provided in connection with our financial close process evaluation. In 2015, amounts represent fees billed for the subscription to an online accounting research tool and professional services provided in connection with the adoption of Account Standards Update 2014-09 issued by the Financial Accounting Standards Board and permissible advisory services.

Audit Committee Pre-Approval Policy and Procedures

Our Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent registered public accounting firm, for the purpose of maintaining the independence of our independent registered public accounting firm, or by any other audit firm registered with the Public Company Accounting Oversight Board that we may engage from time to time (each, a “PCAOB Registered Firm”). For audit services, each year the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be accepted by the Audit Committee. The independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences.

Management also submits to the Audit Committee a description of non-audit services that it recommends the independent registered public accounting firm or any other PCAOB Registered Firm be engaged to perform, and provides an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services would not compromise the independence of the auditors and would be permissible under all applicable legal requirements. The Audit Committee must approve both the non-audit services and the budget for each such service before commencement of the work. Management and the independent registered public accounting firm report to the Audit Committee periodically as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by us for those services.

All audit and non-audit services provided by Deloitte & Touche LLP in 2015 and 2014 were pre-approved by the Audit Committee.

APPENDIX A

PEGASYSTEMS INC.

2004 LONG-TERM INCENTIVE PLAN

(as amended and restated and adopted by the Board on April 15, 2016 and approved by the stockholders on                     , 2016)

1.	Purposes of the Plan. The purposes of this 2004 Long-Term Incentive Plan, as amended and restated, are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of the Company’s business. Options, Stock Purchase Rights, Restricted Stock Units, and other stock-based awards may be granted under the Plan.

2.	Definitions. As used herein, the following definitions shall apply:

(a)	“Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

(b)	“Award” means any Option, Stock Purchase Right, Restricted Stock Unit, or other stock-based award granted pursuant to the Plan.

(c)	“Board” means the Board of Directors of the Company, as constituted from time to time.

(d)	“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute or statutes thereto. Reference to any particular Code section shall include any successor section.

(e)	“Committee” means a committee of Directors appointed by the Board in accordance with Section 5(a) hereof.

(f)	“Common Stock” means the Common Stock, $0.01 par value per share, of the Company.

(g)	“Company” means Pegasystems Inc., a Massachusetts corporation.

(h)	“Consultant” means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to a Related Company; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for a Related Company’s securities; and the consultant or adviser is a natural person who has contracted directly with a Related Company to render such services.

(i)	“Director” means a member of the Board.

(j)	“Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code.

(k)

“Employee” means any person, including Officers and Directors, employed by a Related Company who is subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. An Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by a Related Company or (ii) transfers between locations of a Related Company or between the Related Companies, or any successor. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of leave of absence approved by the Related Company is not so guaranteed, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option on the first day immediately following the date that is six (6) months after such leave commenced and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto. Reference to any particular Exchange Act section shall include any successor section.

(m)	“Exercise Price” or “Purchase Price” means the per Share price to be paid by a Participant or Purchaser to exercise an Option or Stock Purchase Right.

(n)	“Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows:

i.	If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market (“Nasdaq”), (a) for purposes of determining the exercise price of an Option on the date of grant, Fair Market Value shall be the closing price (excluding “after hours” trading) for a share of such stock on that day (or, if the Common Stock is not traded on that day, on the last trading day preceding such date), and (b) for all other purposes, Fair Market Value shall be the closing price (excluding “after hours” trading) for a share of such stock on the last trading day preceding such date, in each case as reported in The Wall Street Journal or such other source as the Committee deems reliable;

ii.	If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, (a) for purposes of determining the exercise price of an Option on the date of grant, Fair Market Value shall be the mean between the highest bid and lowest asked prices (excluding “after hours” trading) for a share of the Common Stock on that day (or, if there are no quotes for that day, on the last day preceding such date for which quotes were available), and (b) for all other purposes, Fair Market Value shall be the mean between the highest bid and lowest asked prices (excluding “after hours” trading) for a share of the Common Stock on the last day preceding such date; or

iii.	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee.

(o)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and which is designated as an Incentive Stock Option by the Committee.

(p)	“Nonstatutory Stock Option” means an Option (or portion thereof) that is not designated as an Incentive Stock Option by the Committee, or which is designated as an Incentive Stock Option by the Committee but fails to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(q)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(r)	“Option” means a stock option granted pursuant to the Plan.

(s)	“Option Exchange Program” means a program whereby outstanding Options are exchanged for Options with a lower Exercise Price.

(t)	“Optioned Stock” means the Common Stock subject to an Option or a Stock Purchase Right.

(u)	“Parent” means a “parent corporation,” whether now or hereafter existing, as a defined in Section 424(e) of the Code.

(v)	“Participant” means the holder of an outstanding Award.

(w)	“Plan” means this 2004 Long-Term Incentive Plan, as amended from time to time.

(x)	“Purchased Shares” means the shares of Common Stock purchased by a Participant pursuant to his or her exercise of an Award.

(y)	“Purchaser” means a Participant exercising an Option or Stock Purchase Right.

(z)	“Related Company” means and includes the Company and the Parent and any Subsidiaries of the Company.

(aa)	“Restricted Shares” means unvested shares of Common Stock acquired pursuant to the exercise of an Award which are subject to a Right of Repurchase.

(bb)	“Restricted Stock Units” means the right to acquire Shares in the future, with the future delivery of the Shares subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of one or more specified conditions.

(cc)	“Restricted Stock Units Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a grant of Restricted Stock Units. A Restricted Stock Units Agreement is subject to the terms and conditions of the Plan.

(dd)	“Retirement” means retirement of an Employee or Director from active employment or service with any Related Company after having attained age 60.

(ee)	“Right of Repurchase” means the right of the Company to repurchase Restricted Shares issued pursuant to any Award.

(ff)	“Sale of the Company” means (i) a sale of substantially all of the assets of the Company, or (ii) a sale or transfer of voting securities of the Company to an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), in one transaction or a series of related transactions, or (iii) a consolidation or merger of the Company, in each case, as a result of which the beneficial holders of a majority of the voting power of the Company’s voting securities entitled to vote generally in the election of directors (“Voting Power”) prior to such transaction do not, directly or indirectly, beneficially hold a majority of the Voting Power (or of the voting power of the surviving or acquiring entity) after such transaction.

(gg)	“Section 16(b)” means Section 16(b) of the Exchange Act.

(hh)	“Service” means the Participant’s performance of services for a Related Company in the capacity of an Employee, Director or Consultant.

(ii)	“Service Provider” means an Employee, Director or Consultant.

(jj)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 12 hereof.

(kk)	“Stock Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. A Stock Option Agreement is subject to the terms and conditions of the Plan.

(ll)	“Stock Purchase Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Purchase Right. A Stock Purchase Agreement is subject to the terms and conditions of the Plan.

(mm)	“Stock Purchase Right’ means the right of a Participant to purchase Common Stock pursuant to Section 10 hereof.

(nn)	“Subsidiary” means “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(oo)	“10% Stockholder” means the owner of stock (as determined under Section 424(d) of the Code) possessing more than ten percent (10%) of the voting power of all classes of stock of a Related Company.

3.	Effective Date and Term of Plan. The Plan (as amended and restated herein) shall become effective upon the date of its adoption by the Board, April 15, 2016, provided that, the terms of this Plan (as amended and restated herein) that are required to be approved by stockholders under Applicable Law (including any increase to the number of Shares which may be subject to Awards in Section 4(a) and the amendment of Section 11 relating to the Performance Awards), Nasdaq listing requirements, or otherwise, shall apply to all Awards granted on or after June 10, 2016. No Awards shall be granted under the Plan after June 10, 2026, but Awards previously granted may extend beyond that date.

4.	Stock Subject to the Plan.

(a)	Number of Shares. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be subject to Awards and issued under the Plan is 30,000,000 Shares. The Shares may be authorized but unissued shares or treasury shares. If an Award expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, upon exercise of an Award, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Restricted Shares are forfeited and repurchased by the Company at not more than their Exercise Price, such Shares shall become available for future Awards under the Plan. Shares which are delivered by the Participant or withheld by the Company upon the exercise of an Option under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of this Section 4(a). Notwithstanding the provisions of this Section 4(a), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an Incentive Stock Option under Section 422 of the Code. Subject to adjustment under Section 12, no more than 30,000,000 shares shall be available for issuance as Incentive Stock Options under the Plan.

(b)	Per-Participant Limit. No Participant may be granted Awards in any one fiscal year of the Company to purchase or otherwise acquire more than 3,000,000 Shares. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code.

(c)

Non-Employee Director Limit. Notwithstanding anything in Section 4(b) to the contrary, the maximum number of Shares subject to Awards granted under this Plan or any other equity plan maintained by the Company during a single fiscal year of the Company to any Director who is not an Employee of the

Company, taken together with any cash fees paid to such Director during the fiscal year, may not exceed $500,000 in total value. The value of any Award for purposes of this Section 4(c) shall be determined by reference to the grant date fair value of such Award used by the Company for financial reporting purposes and shall exclude the value of any dividends or dividend equivalents paid pursuant to an Award granted in a prior fiscal year.

5.	Administration of the Plan.

(a)	Administration by Committee. The Plan will be administered by a committee (the “Committee”) composed solely of two (2) or more members of the Board that satisfy the independence requirements of the applicable national securities exchange which serves as the principal trading market for the Common Stock and of other Applicable Laws; provided, however, that unless otherwise prohibited by Applicable Law the Board, acting through a majority of its independent directors, may itself exercise any or all of the powers and responsibilities assigned to the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder. Unless the Board shall determine otherwise, and to the extent necessary to comply with Applicable Law, each member of the Committee shall also satisfy the requirements of (i) a “non-employee director” for purposes of Rule16b-3 of the Exchange Act, and (ii) an “outside director” for purposes of Section 162(m) of the Code. The Board may designate one or more directors as a subcommittee who may act for the Committee if necessary to satisfy the requirements of this Section 5(a).

(b)	General Powers of the Committee. The Committee shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Committee shall be made in the Committee’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Committee shall be liable for any action or determination relating to or under the Plan made in good faith.

(c)	Other Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority in its discretion:

i.	to determine the Fair Market Value;

ii.	to select the Service Providers to whom Awards may from time to time be granted hereunder;

iii.	to determine the number of Shares to be covered by each Award granted hereunder;

iv.	to approve forms of agreement for use under the Plan;

v.	to determine the terms and conditions of any Award granted hereunder. Such terms and conditions include, but are not limited to, the Exercise Price or Purchase Price, the time or times when an Award may be exercised (which may be based on performance criteria), any vesting, acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee, in its sole discretion, shall determine;

vi.	to determine whether and under what circumstances an Award may be settled in cash instead of Common Stock;

vii.	to reduce the Exercise Price or Purchase Price of any Award to the then current Fair Value Market if the Fair Market Value of the Common Stock covered by such Award has declined since the date the Award was granted (with stockholder approval);

viii.	to initiate an Option Exchange Program (with stockholder approval);

ix.	to prescribe, amend and rescind rules and regulations relating to the Plan; and

x.	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan.

6.	Option Eligibility.

(a)	Nonstatutory Stock Options, Stock Purchase Rights, Restricted Stock Units and other stock-based awards (other than Incentive Stock Options) may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

(b)	Each Option shall be designated in the Stock Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Related Companies) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(b), Incentive Stock Options shall be taken into account in the order in which they were granted, except as otherwise provided in the Code or regulations issued thereunder. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

7.	Term of Option. The term of each Option shall be stated in the Stock Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a 10% Stockholder, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Stock Option Agreement.

8.	Option Exercise Price and Consideration.

(a)	The Exercise Price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Committee; provided, however, that in the case of an Incentive Stock Option granted to a 10% Stockholder, the Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of grant, and provided further that in the case of an Incentive Stock Option granted to any other Employee, the Exercise Price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(b)	For Options issued prior to December 13, 2007, the consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee (and, in the case of an Incentive Stock Option, shall be determined at the time of grant and set forth in the Stock Option Agreement). Such consideration may consist of (i) cash or a check payable to the Company, (ii) a promissory note of the Participant, (iii) when the Common Stock is registered under the Exchange Act other Shares which (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Participant for more than six months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iv) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (v) any combination of the foregoing methods of payment.

(c)	For Options issued on or after December 13, 2007, the consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee (and, in the case of an Incentive Stock Option, shall be determined at the time of grant and set forth in the Stock Option Agreement). Such consideration may consist of (i) cash or a check payable to the Company; (ii) a promissory note of the Participant; (iii) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (iv) when the Common Stock is registered under the Exchange Act, consideration received by the Company under a “net exercise” arrangement pursuant to which the number of Shares issued to the Participant in connection with the Participant’s exercise of the Option is reduced by the Company’s retention of a portion of the Shares otherwise issuable in connection with such exercise having a Fair Market Value (determined as of the date of the exercise notice) equal to the aggregate exercise price of the Shares as to which such Option is being exercised; or (v) any combination of the foregoing methods of payment.

9.	Exercise of Option.

(a)	Procedure for Exercise. Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Committee and set forth in the Stock Option Agreement. Unless the Committee provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

(b)	An Option shall be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the Stock Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Stock Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.

(c)	Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and sale under the Option, by the number of Shares as to which the Option is exercised.

(d)	Termination of Service. If a Participant terminates Service other than by reason of the Participant’s death, Disability or Retirement, such Participant may exercise his or her Option within such period of time as is specified in the Stock Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Stock Option Agreement). In the absence of a specified time in the Stock Option Agreement, the Option shall remain exercisable for three months following the Participant’s termination of Service. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination of Service, the Participant does not exercise his or her Option within the time specified by the Committee in the Stock Option Agreement, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(e)

Disability of Participant. If a Participant terminates Service as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Stock Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Stock Option Agreement). In the absence of a specified time in the Stock Option Agreement, the Option shall remain exercisable for 24 months following the Participant’s termination of Service as the result of the Participant’s Disability. If, on the date of termination of Service, the Participant is not vested as to his or her entire Option, the

Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination of Service, the Participant does not exercise his or her Option within the time specified in the Stock Option Agreement, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(f)	Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Stock Option Agreement to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Stock Option Agreement) by the Participant’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance. In the absence of a specified time in the Stock Option Agreement, the Option shall remain exercisable for 12 months following the Participant’s termination of Service because of death. If, at the time of death, the Participant is not vested as to the entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified in the Stock Option Agreement, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(g)	Retirement of Participant. If a Participant terminates Service as a result of Retirement, the Participant may exercise his or her Option within such period of time as is specified in the Stock Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Stock Option Agreement). In the absence of a specified time in the Stock Option Agreement, the Option shall remain exercisable for 24 months following the Participant’s termination of Service as the result of the Participant’s Retirement. If, on the date of termination of Service, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination of Service, the Participant does not exercise his or her Option within the time specified in the Stock Option Agreement, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(h)	Unvested Shares. The Committee shall have the discretion to grant Options which are exercisable for Restricted Shares. Should the Participant terminate Service or fail to satisfy performance objectives while holding such Restricted Shares, the Company shall have a Right of Repurchase, at the Exercise Price paid per Share or such other price determined by the Committee and set forth in the Stock Option Agreement, with respect to any or all of those Restricted Shares. The terms upon which such Right of Repurchase shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased Shares) shall be established by the Committee and set forth in the Stock Option Agreement or other document evidencing such repurchase right.

(i)	Automatic Extension of Post-Termination Exercise Periods. For Options issued on or after December 13, 2007, the period of time during which a Participant may exercise an Option after he or she terminates Service pursuant to this Section 9 or as specified in any Stock Option Agreement (the “Post-Termination Exercise Period”) shall be extended by the amount of time, if any, during the Post-Termination Exercise Period when the effectiveness of any registration statement covering the issuance of Shares under the Plan is suspended for any reason; provided, however, that in no event shall the Post-Termination Exercise Period be extended beyond the expiration of the stated term of the Option.

10.	Stock Purchase Rights, Restricted Stock Units and Other Stock-Based Awards.

(a)	Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Committee determines that it will offer Stock Purchase Rights under the Plan, it shall advise the Participant in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid (including par value) if any, and the time within which such person must accept such offer.

(b)	Company Right of Repurchase. Unless the Committee determines otherwise, the Stock Purchase Agreement shall grant the Company a Right of Repurchase exercisable upon the termination of the Purchaser’s Service with the Company for any reason (including death or disability) or upon the failure to satisfy any performance objectives or other conditions specified in the Stock Purchase Agreement. Shares issued as Restricted Shares may not be sold, assigned, transferred, pledged or otherwise disposed of, except by will or the laws of descent and distribution, or as otherwise determined by the Committee in the Stock Purchase Agreement, for such period as the Committee shall determine. The purchase price for Restricted Shares repurchased pursuant to the Right of Repurchase shall be the purchase price paid by the Purchaser or such other price determined by the Committee and set forth in the Stock Purchase Agreement, and may be paid by cancellation of any indebtedness of the Purchaser to the Company. The Right of Repurchase shall lapse upon such conditions or at such rate as the Committee may determine and set forth in the Stock Purchase Agreement.

(c)	Each certificate for Restricted Shares shall bear an appropriate legend referring to the Right of Repurchase and other restrictions and shall be deposited by the stockholder with the Company together with a stock power endorsed in blank. Any attempt to dispose of Restricted Shares in contravention of the Right of Repurchase and other restrictions shall be null and void and without effect. If Restricted Shares shall be repurchased by the Company pursuant to the Right of Repurchase, the stockholder shall forthwith deliver to the Company the certificates for the Restricted Shares, accompanied by such instrument of transfer, if any, as may reasonably be required by the Company. If the Company does not exercise its Right of Repurchase, such Right of Repurchase shall terminate and be of no further force and effect.

(d)	The Committee may in its discretion waive the surrender and cancellation of one or more Restricted Shares (or other assets attributable thereto) which would otherwise occur upon the non-completion of the vesting schedule or other conditions applicable to those Restricted Shares. Such waiver shall result in the immediate vesting of the Purchaser’s interest in the Restricted Shares as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Purchaser’s termination of Service or the attainment or non-attainment of the applicable conditions.

(e)	Other Provisions. The Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee in its sole discretion.

(f)	Restricted Stock Units. The Committee may also grant Restricted Stock Units with such terms and conditions as the Committee shall determine. A Participant may not vote the Shares represented by a Restricted Stock Unit, but (notwithstanding Section 13(c) of the Plan to the contrary) a Restricted Stock Unit Award may provide a Participant with the right to receive dividend equivalent payments with respect to the Common Stock subject to the Award (both before and after such Common Stock is vested).

(g)	Other Stock-Based Awards. The Committee shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Committee may determine, including the grant of Shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

11.	Performance-Based Awards.

(a)

General. Subject to the terms of the Plan, the Committee shall have the authority to establish and administer performance-based grant, exercise, and/or vesting conditions and Performance Goals (as defined in Section 11(b) below) with respect to such Awards as it considers appropriate, which Performance Goals must be satisfied, as determined by the Committee, before the Participant receives or retains an Award or before the Award becomes exercisable or nonforfeitable, as the case may be.

Where such Awards are granted to any person who is a “covered employee” within the meaning of Section 162(m) of the Code (“Section 162(m)”), the Committee (which in such case shall consist solely of those Committee members that are “outside directors” as defined by Section 162(m)) may designate the Awards as subject to the requirements of Section 162(m), in which case the provisions of the Awards are intended to conform with all provisions of Section 162(m) to the extent necessary to allow the Company to claim a Federal income tax deduction for the Awards as “qualified performance-based compensation.” However, the Committee retains the sole discretion to grant Awards that do not so qualify and to determine the terms and conditions of such Awards including any performance-based vesting conditions that shall apply to such Awards. Prior to a sale of the Company, the Committee may exercise its discretion in a uniform and non-discriminatory manner for similarly-situated Participants to reduce (but not increase) any Award otherwise payable under this Plan in accordance with objective or subjective factors if necessary or appropriate to limit the amount payable under an Award to an amount consistent with the purposes of the Plan and the intended economic benefits of participation in the Plan. No Award subject to Section 162(m) shall be paid or vest, as applicable, unless and until the date that the Committee has certified, in the manner prescribed by Section 162(m), the extent to which the Performance Goals for the Performance Period (as defined in Section 11(b) below) have been attained and has made its decisions regarding the extent, if any, of a reduction of such Award. The Committee’s determination will be final and conclusive.

(b)	Performance Goals. Performance goals (the “Performance Goals”) will be based exclusively on one or more of the following business criteria determined with respect to the Company and its Subsidiaries on a group-wide basis or on the basis of Subsidiary, business platform, or operating unit results, on a GAAP or non-GAAP basis: (i) earnings per share (on a fully diluted or other basis), (ii) pretax or after tax net income, (iii) operating income, (iv) gross revenue, (v) profit margin, (vi) stock price targets or stock price maintenance, (vii) working capital, (viii) free cash flow, (ix) cash flow, (x) return on equity, (xi) return on capital or return on invested capital, (xii) earnings before interest, taxes, depreciation, and amortization (EBITDA), (xiii) economic value added, (xiv) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, license signings, market penetration, geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures or other operational goals, (xv) total shareholder return, or (xvi) any combination of these measures as determined by the Committee.

(c)	Each Performance Goal may be expressed in absolute and/or relative terms or ratios and may be based on or use comparisons with internal targets, the past performance of the Company (including the performance of one or more Subsidiaries, divisions, platforms, operating units and/or other business unit) and/or the past or current performance of other companies. In the case of earnings-based measures, Performance Goals may use comparisons relating to capital (including, but not limited to, the cost of capital), cash flow, free cash flow, shareholders’ equity and/or shares outstanding, or to assets or net assets.

(d)	The Committee shall determine the period for which Performance Goals are set and during which performance is to be measured to determine whether a Participant is entitled to payment of an Award under the Plan (the “Performance Period”). Performance Periods may be of varying and overlapping durations, but each such period shall not be less than 12 months. To the extent that an Award is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m), the Performance Goals must be established within 90 days of the beginning of the Performance Period.

(e)	The Committee may specify in an Award that Performance Goals shall be adjusted to include or exclude the effect of: unusual or infrequent events, changes in accounting principles, material litigation, material judgments, material settlements, currency exchange rate fluctuations, changes in corporate tax rates, and the impact of acquisitions, divestitures, and discontinued operations.

12.	Adjustments Upon Changes in Capitalization or Dissolution or Sale of the Company.

(a)	Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the per-Participant limit set forth in Section 4(b) and the Non-Employee Director Limit set forth in Section 4(c), (iii) the number and class of securities and exercise price per share subject to each outstanding Award, (iv) the price per share at which outstanding Restricted Shares may be repurchased pursuant to a Right of Repurchase and (v) the terms of each other outstanding Award shall automatically be proportionately adjusted on a pro rata basis.

(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Committee in its discretion may provide for a Participant to have the right to exercise his or her Award until 15 days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Committee may provide that any Right of Repurchase applicable to any Restricted Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed dissolution or liquidation of the Company.

(c)	Sale of the Company. Except as otherwise provided in any Stock Option Agreement, Stock Purchase Agreement, Restricted Stock Unit Agreement or other document evidencing such rights, in the event of a Sale of the Company when any unexercised Award, Restricted Stock Unit, or Restricted Shares remain outstanding, the Committee may in its discretion apply one or more or any combination of the following provisions:

i.	the Committee may provide that outstanding Awards or Restricted Shares shall be assumed or an equivalent option, right, unit or restricted stock substituted by the successor entity or a Parent or Subsidiary thereof; or the Committee may, subject to the provisions of clauses (iv) and (v) below, after the effective date of the Sale of the Company, permit a holder of an Award immediately prior to such effective date, upon exercise or payment of the Award, to receive in lieu of Shares of Common Stock, shares of stock or other securities or consideration as the holders of Common Stock received pursuant to the terms of the Sale of the Company; or

ii.	the Committee may waive any discretionary limitations imposed with respect to an Award so that some or all Options, Restricted Stock Units or Stock Purchase Rights, from and after a date prior to the effective date of the Sale of the Company as specified by the Committee, are exercisable or payable in full and any Restricted Shares shall cease to be subject to restrictions in whole or in part; or

iii.	the Committee may cause any outstanding Awards to be canceled as of the effective date of the Sale of the Company, provided that notice of cancellation is given to each holder of an Award, and each holder of an Award has the right to exercise the Award in full prior to or contemporaneous with the effective date of such Sale of the Company; or

iv.	the Committee may cause any outstanding Awards to be canceled as of the effective date of the Sale of the Company, provided that notice of such cancellation is given to each holder of an Award, and each holder of an Award has the right to exercise the Award, to the extent exercisable in accordance with any limitations imposed thereon, prior to or contemporaneous with the effective date of such Sale of the Company.

13.	General Provisions Applicable to Awards. Every Award and all Shares issued pursuant to the Plan shall be subject to the following provisions:

(a)	Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Committee makes the determination granting such Award, or such other date as is determined by the Committee. The Committee will give notice of the determination to each Service Provider to whom an Award is so granted within a reasonable time after the date of such grant.

(b)	No Rights to Employment or Other Status. Neither the Plan nor any Award shall confer upon any Participant any rights with respect to continuing in Service with any Related Company, nor shall the Plan or any Award interfere in any way with the Participant’s right or the Related Company’s right to terminate the Participant’s Service at any time, with or without cause.

(c)	Rights as a Stockholder. Except as otherwise provided by the Committee with respect to dividend equivalent payments for Restricted Stock Units: (i) until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of an Award; (ii) the Company shall issue (or cause to be issued) the Shares promptly after an Award is duly exercised; and (iii) no adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 hereof.

(d)	Acceleration. The Committee may at any time provide that any Awards shall become immediately exercisable in full or in part or that any Restricted Shares shall be free of restrictions or conditions in full or in part or otherwise realizable in full or in part, as the case may be.

(e)	Buyout Provisions. The Committee may at any time and from time to time offer to buy out for a payment in cash or Shares any Award previously granted, based on such terms and conditions as the Committee shall establish and communicate to the holder of such Award at the time such offer is made.

(f)	Conditions on Delivery of Shares. The Company shall not be obligated to deliver any Shares pursuant to the Plan or to remove any restrictions from Shares previously delivered under the Plan, until (i) all conditions of the Award have been met or removed to the satisfaction of the Committee, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied in accordance with Applicable Laws; and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of Applicable Laws.

(g)	Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or different type, changing the expiration date or Exercise Price or Purchase Price or converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Committee determines that the action would not materially and adversely affect the Participant.

(h)	Withholding Taxes. Each Participant shall pay to the Company, or make provisions satisfactory to the Committee for payment of, any taxes required by Applicable Laws to be withheld in connection with any Awards to the Participant no later than the date of the event creating the tax liability. Except as the Committee may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by Applicable Laws, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(i)	Cancellation and Forfeiture for Misconduct, Clawback Policy. Notwithstanding the terms of any Award or other provision of the Plan in the event of any Misconduct by the Participant or Purchaser (whether before or after the termination of Service), (i) all Awards granted to the Participant shall be terminated and the holder thereof shall have no further rights thereunder and (ii) all Shares then held by the Participant or Purchaser (or any successor) which were acquired by the Participant or Purchaser (or any successor) pursuant to an Award under the Plan shall thereupon be (or revert to being) Restricted Shares and shall be subject to a Right of Repurchase exercisable by the Company. The purchase price for Shares repurchased by the Company pursuant to the Right of Repurchase pursuant to this Section 13(i) shall be equal to the purchase price originally paid by the Participant or Purchaser for such Shares. The following shall constitute “Misconduct” by an Participant or Purchaser: (i) the unauthorized use or disclosure of the confidential information or trade secrets of any Related Company which use or disclosure causes material harm to the Related Company; (ii) conviction of a crime involving moral turpitude, deceit, dishonesty or fraud; (iii) gross negligence or willful misconduct of the Participant or Purchaser with respect to any Related Company; or (iv) the breach by the Participant or Purchaser of any material term of an agreement with a Related Company including covenants not to compete and not to solicit, and provisions relating to confidential information and intellectual property rights. In addition, Awards and Shares (and proceeds therefrom) obtained pursuant to or upon exercise of such Awards are subject to forfeiture, setoff, clawback, recoupment or other recovery if the Committee determines in good faith that such action is required by Applicable Law or Company policy as amended from time to time.

(j)	Limits on Transferability of Awards. An Incentive Stock Option shall be exercisable only by the participant during his or her lifetime and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Participant’s death. With the permission of the Committee, a Nonstatutory Stock Option, Stock Purchase Right, Restricted Stock Unit or Shares may be assigned in whole or in part during the Participant’s lifetime to one or more members of the Participant’s family or to a trust established exclusively for one or more such family members or to the Participant’s former spouse, to the extent such assignment is in connection with the Participant’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquired a proprietary interest in the Nonstatutory Stock Option, Stock Purchase Right, Restricted Stock Unit or Shares pursuant to the permitted assignment. The terms applicable to such assigned portion shall be the same as those in effect for the Nonstatutory Stock Option, Stock Purchase Right, Restricted Stock Unit or Shares immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate. Notwithstanding the foregoing, the Participant may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding Awards under the Plan, and those Awards shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Participant’s death while holding those Awards. Such beneficiary or beneficiaries shall take the transferred Awards subject to all terms and conditions of the applicable agreement evidencing each such transferred Award, including (without limitation) the limited time period during which Awards may be exercised following the Participant’s death.

(k)	Documentation. Each Award shall be evidenced by a written instrument in such form as the Committee shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan. The Committee may, in its sole discretion, deliver any documents related to an Award by electronic means, request that a Participant consent to participate in the Plan by electronic means (including an on-line or electronic system established and maintained by the Company or a third party designated by the Company), or provide in the terms of an Award that a Participant shall be deemed to accept the Award unless the Participant notifies the Company, in writing, that the Participant rejects the Award within a time period specified by the Committee.

(l)	Committee Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Committee need not treat Participants uniformly.

(m)	Compliance with Code Section 409A. It is the intention of the Company that this Plan and each Award comply with and be interpreted in accordance with Section 409A of the Code, the United States Department of Treasury regulations, and other guidance issued thereunder, including any applicable exemptions (collectively, “Section 409A”). Each payment in any series of payments provided to a Participant pursuant to this Plan or an Award will be deemed separate payment for purposes of Section 409A. If any amount payable under this Plan or an Award is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A (after taking into account applicable exemptions) and such amount is payable upon a termination of employment, then such amount shall not be paid unless and until the Participant’s termination of employment also constitutes a “separation from service” from the Company for purposes of Section 409A. In the event that the Participant is determined by the Company to be a “specified employee” for purposes of Section 409A at the time of his separation from service with the Company, then any nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to the Participant as a result of the Participant’s separation from service during the first six (6) months following his separation from service shall be delayed and paid in a lump sum upon the earlier of (x) the Participant’s date of death, or (y) the first day of the seventh month following the Participant’s separation from service, and the balance of the installments (if any) will be payable in accordance with their original schedule.

(n)	Foreign Jurisdictions. To the extent that the Committee determines that the material terms set by the Committee or imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such additional terms and conditions as the Committee determines to be necessary, appropriate or desirable to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders.

14.	Amendment and Termination of the Plan.

(a)	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)	Stockholder Approval. The Board shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)	Effect of Amendment or Termination. Except as otherwise provided by the Plan, no amendment, alteration, suspension or termination of the Plan shall materially and adversely impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

15.	Reservation of Shares. The Company, during the term of the Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

16.	Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.

17.	Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts, without regard to any applicable conflicts of law.

Adopted by the Board:	April 15, 2016
Approved by Stockholders:	, 2016

APPENDIX B

PEGASYSTEMS INC.

RESTRICTED STOCK UNIT SUB-PLAN OF THE PEGASYSTEMS INC. 2004 LONG-TERM INCENTIVE PLAN FOR FRENCH PARTICIPANTS

(as adopted by the Board on April 15, 2016 and approved by the stockholders on                     , 2016)

1.	Purpose of Restricted Stock Unit Sub-Plan

The Board of Directors of Pegasystems Inc. (the “Company”) previously adopted the Pegasystems Inc. 2004 Long-Term Incentive Plan (such plan as amended from time to time, the “Plan”) which was last amended and approved by the stockholders of the Company on July 12, 2011, for the benefit of Employees, Directors and Consultants of the Company and its Subsidiaries, which includes its Subsidiaries or Affiliates in France (the “French Subsidiaries”) of which the Company holds directly or indirectly at least 10% of the share capital.

Section 13(n) of the Plan specifically authorizes the Board to adopt sub-plans to the Plan as the Board considers necessary, appropriate or desirable. The Board has determined that it is appropriate and desirable to establish a Sub-Plan for the purposes of permitting Restricted Stock Units granted to French Participants (as defined below) to qualify for favorable French tax and social security treatment.

The Board, therefore, intends to establish this Sub-Plan of the Plan for the purpose of granting Restricted Stock Units after August 7, 2015, which qualify for the favorable tax and social security treatment in France applicable to Restricted Stock Units granted under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code (each, a “French-qualified RSU”). The terms of the Plan shall, subject to the limitations set forth in the following rules contained in this appendix, constitute the Rules of the Restricted Stock Unit Sub-Plan of the Pegasystems Inc. 2004 Long-Term Incentive Plan for French Participants (the “French RSU Sub-Plan”).

The Common Stock subject to the French RSU Sub-Plan are the Shares specifically approved by the Board and stockholders of the Company to satisfy the grant of Awards under the Plan as detailed in Section 4(a) of the Plan.

Under the French RSU Sub-Plan, the French Participants will be granted only French-qualified RSUs. The provisions set out in Sections 6, 7, 8, 9, and 10 (other than Section 10(d)) of the Plan permitting the grant of Stock Options, Stock Purchase Rights, Restricted Stock Units and other stock based awards to Non-Employees, Stock Options, Stock Purchase Rights, and all other provisions in relation to these types of Awards are not applicable to grants made under the French RSU Sub-Plan.

2.	Definitions

Capitalized terms used but not defined in the French RSU Sub-Plan shall have the same meanings as set forth in the Plan. The terms set out below will have the following meaning:

(a)	The term “Closed Period” shall mean a closed period as set forth in Section L. 225-197-1 of the French Commercial Code, as amended, which is as follows:

(i)	ten (10) quotation days preceding and three (3) quotation days following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

(ii)	any period during which the corporate management of the Company (i.e., those involved in the governance of the Company, such as the Board, Committee, supervisory directorate, etc.) possess confidential information which could, if disclosed to the public, significantly impact the trading price of the Common Stock, until ten (10) quotation days after the day such information is disclosed to the public.

(iii)	If, after adoption of the French RSU Sub-Plan, the French Commercial Code is amended to modify the definition and/or applicability of the Closed Periods to French-qualified RSUs, such amendments shall become applicable to any French-qualified RSUs granted under this French RSU Sub-Plan, to the extent required under French law.

(b)	The term “Disability” shall mean a disability as determined in categories 2 and 3 under Section L. 341-4 of the French Social Security Code, as amended, and subject to the fulfillment of related conditions.

(c)	The term “French Participant” shall mean any individual who, on the Grant Date, (i) is resident for tax purposes in France and/or subject to French social security contributions regime and (ii) is either bound to a relevant French Subsidiary by an employment contract (“contrat de travail”) or who is a Managing Director.

(d)	The term “Grant Date” shall mean the date when the Committee both designates a French Participant to receive a French-qualified RSU and specifies the terms and conditions of the French-qualified RSU, which include the number of Shares, the vesting conditions of the French-qualified RSU, and any restrictions on the sale of Common Stock subject to the French-qualified RSU. The Grant Date shall be set forth in the Award Agreement evidencing such French-qualified RSU.

(e)	The term “Managing Director” shall mean Président du Conseil d’Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Président de SAS and/or Gérant de Sociétés par actions.

(f)	The term “Vesting Date” shall mean the second anniversary date of the Grant Date.

3.	Entitlement to Participate

Notwithstanding any other provision of the Plan to the contrary, only a French Participant shall be eligible to receive a French-qualified RSU under this French Sub-Plan. A French-qualified RSU may not be issued or transferred under this French RSU Sub-Plan:

(a)	to employees or corporate officers owning more than 10% of the Company’s share capital; or

(b)	to individuals other than employees and corporate executives of a relevant French Subsidiary; or

(c)	to corporate executives of a relevant French Subsidiary, other than the Managing Directors, unless the corporate executive is an employee of a relevant French Subsidiary.

French-qualified RSUs granted to Managing Directors may benefit from the favorable tax and social security treatment in France provided that one of the additional conditions of Article L. 225-197-6 of the French Commercial Code is met at the level of the French Subsidiaries and branches in respect of the financial year in which the French-qualified RSUs are granted.

The Shares issued or transferred to a French Participant pursuant to a French-qualified RSU may not exceed 10% of the share capital of the Company at the time of the Grant Date.

The French-qualified RSUs shall be granted to French Participants for no consideration.

4.	Vesting period

A French-qualified RSU will vest pursuant to the terms and conditions set forth in the Plan, the French RSU Sub-Plan and the applicable Award Agreement, and pursuant to the terms of applicable French law, delivered to each French Participant.

Notwithstanding any provisions set forth in the Plan, the French RSU Sub-Plan and the applicable Award Agreement delivered to each French Participant to the contrary, the RSU will not vest before the Vesting Date.

Prior to the Vesting Date, the French Participant shall have no right to any dividend equivalent as well as any other shareholder’s rights with respect to the RSU. On the Vesting Date, the Shares will be issued or transferred to the French Participant. An RSU shall not be transferred or surrendered to any third party.

Notwithstanding the above, in the event of the death or Disability of a French Participant prior to the Vesting Date, the French-qualified RSU shall vest as provided in Sections 8 and 9 below. The vesting of RSU may be modified also as provided in Section 7 below.

Notwithstanding any provisions of the Plan to the contrary, a French-qualified RSU granted to a French Participant can only be settled in Shares and not in a cash equivalent amount.

5.	Post vesting period

As from the Vesting Date and subject to the Award Agreement, the French Participant will become entitled to any dividend, distributions, voting and other shareholder rights attached to the Shares as at such Vesting Date.

The sale or transfer of the Shares held by a French Participant pursuant to a French-qualified RSU can occur as at such Vesting Date.

The Shares held by a French Participant pursuant to a French-qualified RSU shall not be sold by the latter during certain Closed Periods as provided for by Section L. 225-197-1 of the French Commercial Code, as interpreted by the French administrative guidelines.

6.	Termination of Service

If a termination of Service is due to death, the French-qualified RSU shall vest as set forth in Section 8 below. In the event of a termination of Service for reasons other than death, the French-qualified RSU shall be exercisable as set forth in the Award Agreement entered into with the French Participant.

7.	Disqualification of Restricted Stock Units

If a French-qualified RSU is modified or adjusted in a manner in keeping with the terms of the Plan, or as mandated by agreement or as a matter of law, and the modification or adjustment is contrary to the terms and conditions of this French Sub-Plan, the French-qualified RSU may no longer be defined as French-qualified. If the French-qualified RSU no longer qualifies, the Committee may, provided it is authorized to do so under the Plan, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the Restricted Stock Unit or the sale of the Common Stock, which may have been imposed under this French RSU Sub-Plan or the Award Agreement.

Similarly, in the event the Committee, in its discretion and in accordance with the Plan, authorizes the immediate vesting of a French-qualified RSU or waives restrictions that were imposed regarding sale or transfer of the underlying Common Stock subject to a French-qualified RSU, the Restricted Stock Unit may no longer benefit from the French favorable tax and social security treatment.

8.	Death

In the event of the death of a French Participant, prior to the Vesting Date, any French RSUs held by a French Participant at the time of his death shall vest immediately. The Company shall issue or transfer the Shares to the French Participant’s heirs, at their request, if such request occurs within six months following the death of the French Participant.

9.	Disability

In the event of Disability of a French Participant prior to the Vesting Date, a French-qualified RSU held by a French Participant may be vested, at the discretion of the Committee.

10.	Interpretation

In the event of any conflict between the provisions of the present French RSU Sub-Plan and the Plan, the provisions of the French RSU Sub-Plan shall control for any grants made to French Participants.

It is intended that French-qualified RSUs granted under the French RSU Sub-Plan shall qualify for the favorable tax and social security charges treatment applicable to French-qualified RSUs granted under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration, but no undertaking is made to maintain such status. The terms of the French RSU Sub-Plan shall be interpreted accordingly and in accordance with the relevant provisions set forth by French tax and social security laws, and relevant guidelines published by French tax and social security administrations and subject to the fulfillment of legal, tax and reporting obligations, if applicable.

11.	Employment Rights

The adoption of this French RSU Sub-Plan shall not confer upon the French Participants any employment rights and shall not be construed as a part of the French Participants’ employment contracts, if any.

12.	Adoption, Duration and Amendments

Board and shareholder approvals of the French RSU Sub-Plan shall be obtained as required under French law governing Restricted Stock Units that are intended to qualify for the favorable income tax and social tax treatment in France.

The French RSU Sub-Plan shall become effective on the date on which it has been both adopted by the Board and approved by the Company’s shareholders. To the extent required under French law, the authorization to grant French-qualified RSUs shall terminate on May 18, 2021 (“the Termination Date”) (the date on which the Company’s stockholders approval for the Plan expires) unless the stockholders approve an extension of the Plan on or before the Termination Date.

Subject to the terms of the Plan, the Committee has the right to amend or terminate the French RSU Sub-Plan at any time and for any reason. Such amendments would only apply to future grants and would not be retroactive.

Adopted by the Board:	April 15, 2016
Approved by Stockholders:	, 2016

Pega Pegasystems inc. IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Pega Pegasystems inc. C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 10, 2016. Vote by Internet • Go to www.envisionreports.com/PEGA • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4, and 5. 1. Election of Directors: For Against Abstain 01—Peter Gyenes 02—Richard H. Jones 04—James P. O’Halloran 05—Sharon Rowlands 07—Larry Weber 08—William W. Wyman For Against Abstain For Against Abstain 03—Steven F. Kaplan 06—Alan Trefler To approve, by a non-binding advisory vote, the compensation of our named executive officers. To approve the Restricted Stock Unit Sub-Plan of the Pegasystems Inc. 2004 Long-Term Incentive Plan for French Participants. For Against Abstain For Against Abstain To approve the amended and restated Pegasystems Inc. 2004 Long-Term Incentive Plan. To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016. For Against Abstain For Against Abstain B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears hereon. When shares are held in more than one name, including joint tenants, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UP X 2660251 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02CNMB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Pegasystems Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 2016 Annual Meeting of Stockholders The undersigned stockholder of Pegasystems Inc., a Massachusetts corporation (“Pegasystems”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 26, 2016 and hereby appoints Alan Trefler and Efstathios Kouninis, or any one or more of them, proxies and attorneys-in-fact with full power of substitution to each other for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the common stock of the undersigned in Pegasystems at the Annual Meeting of its Stockholders to be held on June 10, 2016 at One Rogers Street, Cambridge, Massachusetts at 9:00 a.m., local time, or any adjournment or postponement thereof. Any of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 5. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR THE NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSALS 2, 3, 4, AND 5.